Exhibit 10.2

STERLING NATIONAL BANK

amended and restated LOAN AND SECURITY AGREEMENT

by and among

Sterling National BANK,

as Administrative Agent and Collateral Agent

THE LENDERS PARTY HERETO

and

CDS BUSINESS SERVICES, INC.,

as the Borrower

and

NEWTEK BUSINESS SERVICES CORP.,

as a Guarantor

dATED AS OF: December 1, 2015

Table of Contents

1.	THE LOANS		1

	1.1	Loans	1
	1.2	Loan Account; Register	2
	1.3	Interest	3
	1.4	Payments; Maturity Date	3
	1.5	Application of Payments in General	4
	1.6	Monthly Statement and Automatic Charges	4
	1.7	Fees	4
	1.8	Computations of Interest and Fees	4
	1.9	Increased Costs; Capital Requirements	5
	1.10	Taxes	5
	1.11	Reserved	6
	1.12	Conditions to Loans	6

2.	GRANT OF SECURITY INTEREST AND COLLATERAL MATTERS		6

	2.1	Grant of Security Interest	6
	2.2	Reserved	7
	2.3	Reserved	7
	2.4	Records	7
	2.5	Legends	7
	2.6	Inspection	7
	2.7	Reserved	7
	2.8	Search Reports and Credit Reports	7
	2.9	Further Assurances	8

3.	REPRESENTATIONS AND WARRANTIES		8

	3.1	Organization and Qualification	8
	3.2	Authorization; Enforceability	8
	3.3	Ownership; Subsidiaries	9
	3.4	Title to Properties; Absence of Liens and Claims	9
	3.5	Places of Business	9
	3.6	Validity and Perfection of Security Interest	9
	3.7	Governmental Approvals; No Conflicts	9
	3.8	Permits	10
	3.9	Litigation and Environmental Matters	10
	3.10	Investment Company Status	10
	3.11	Compliance with Law and Agreements	10
	3.12	Financial Statements	10
	3.13	Reserved	10
	3.14	Title to Collateral	10
	3.15	Location of Collateral	11
	3.16	Taxes	11
	3.17	Federal Reserve Regulations	11
	3.18	Labor Matters	11
	3.19	Insurance	11
	3.20	Solvency	11
	3.21	Disclosure	11
	3.22	ERISA	11
	3.23	Termination of Capital One Facility	12

4.	AFFIRMATIVE COVENANTS		12

	4.1	Payments and Performance	12

	4.2	Books and Records; Inspection	12
	4.3	Financial Statements and Reporting	13
	4.4	Maintenance of Existence; Conduct of Business	13
	4.5	Compliance with Law	13
	4.6	Reserved	13
	4.7	Solvency	13
	4.8	Operating and Deposit Accounts	13
	4.9	Payment of the Borrower Taxes, Accounts Payable and Other Obligations	13
	4.10	Maintenance of Collateral	13
	4.11	Insurance	13
	4.12	Notification of Material Events	14
	4.13	Lien Law	14
	4.14	Environmental	14
	4.15	Third Parties	15
	4.16	Use of Proceeds	15
	4.17	Requirements for Mortgage Loans	15
	4.18	Mortgage Loan replacement/Cash Collateral Deposit	15

5.	NEGATIVE COVENANTS		15

	5.1	Financial Covenants	15
	5.2	Indebtedness	16
	5.3	Liens	16
	5.4	Fundamental Changes	16
	5.5	Investments, Loans, Advances, Guarantees and Acquisitions	17
	5.6	Asset Sales	17
	5.7	Sale-and-Leaseback transactions	18
	5.8	Restricted Payments	18
	5.9	Transactions with Affiliates	18
	5.10	Restrictive Agreements	18
	5.11	Amendment of Material Documents	19
	5.12	Lines of Business	19
	5.13	Accounting Changes	19
	5.14	Hedging Agreements	19
	5.15	Mortgage Documents	19

6.	DEFAULT		19

	6.1	Default	19
	6.2	Acceleration	22
	6.3	Other Remedies	23
	6.4	Power of Attorney	23
	6.5	Nonexclusive Remedies	24
	6.6	Reassignment to the Borrower	24

7.	AGENT		24

	7.1	Appointment, Authority and Duties of Agent	24
	7.2	Agreements Regarding Collateral	26
	7.3	Action Upon Default	26
	7.4	Remittance of Payments and Collections	26
	7.5	Ratable Sharing; Allocation	27
	7.6	Defaulting Lenders	28
	7.7	Replacement of Lenders	27
	7.8	Indemnification of Agent Indemnitees	28
	7.9	Limitation on Responsibilities of Agent	28
	7.10	Successor Agent	29
	7.11	Consents, Amendments and Waivers	29
	7.12	Due Diligence and Non-Reliance	30

	7.13	Representations and Warranties of Lenders	30
	7.14	The Required Lenders	30
	7.15	Several Obligations	31
	7.16	Agent in its Individual Capacity	31
	7.17	No Third Party Beneficiaries	31
	7.18	Notice of Transfer	31

8.	MISCELLANEOUS		31

	8.1	Waivers	31
	8.2	Severability	31
	8.3	Deposit Collateral	32
	8.4	Indemnification	32
	8.5	Costs and Expenses	32
	8.6	Counterparts	32
	8.7	Complete Agreement	32
	8.8	Binding Effect of Agreement	32
	8.9	Amendments and Waivers	33
	8.10	Assignment by Lenders	33
	8.11	Terms of Agreement	34
	8.12	Notices	34
	8.13	Governing Law	35
	8.14	Reproductions; Disclosures	35
	8.15	Completing and Correcting this Agreement	35
	8.16	ADDITIONAL WAIVERS	36
	8.17	Jurisdiction and Venue	36
	8.18	JURY WAIVER	36
	8.19	Joint and Several	36
	8.20	Construction	36
	8.21	USA PATRIOT Act Notice	36
	8.22	Foreign Asset Control Regulations	36
	8.23	Electronic Execution of Documents	37

9.	GENERAL PROVISIONS RELATED TO NEWTEK		37

	9.1	Taxes	37
	9.2	Credit Reports and Disclosure	38

10.	NEWTEK'S REPRESENTATIONS AND WARRANTIES		38

	10.1	Investment Company Status	38
	10.2	Federal Reserve Regulations	38
	10.3	Solvency	38

11.	NEWTEK COVENANTS		38

	11.1	Payments and Performance	38
	11.2	Books and Records; Inspection	38
	11.3	Maintenance of Existence; Conduct of Business	39
	11.4	Compliance with Law	39
	11.5	Solvency	39
	11.6	Operating and Deposit Accounts	39
	11.7	Payment of Newtek Taxes, Accounts Payable and Other Obligations	39
	11.8	[Intentionally omitted]	39
	11.9	Environmental	39
	11.10	Third Parties	39

EXHIBITS

A – Advance Request Package

B – Borrowing Base Certificate

SCHEDULES

3.1	Organization and Qualification

3.3	Ownership; Subsidiaries

3.4	Title to Properties; Absence of Liens and Claims

3.5	Places of Business

3.9	Litigation and Environmental Matters

3.15	Location of Collateral

3.19	Insurance

5.2	Existing Indebtedness

5.5	Existing Investments

ANNEXES

1 - Definitions

2 - Terms and Conditions of Facility (including fees, financial reporting and financial covenants)

STERLING NATIONAL BANK

amended and restated LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into at New York, New York, as of December 1, 2015, by and among CDS BUSINESS SERVICES, INC., a Delaware corporation, with its chief executive office located at 60 Hempstead Avenue, 6th Floor, West Hempstead, New York 11552 (the "Borrower"), NEWTEK BUSINESS SERVICES CORP., a Maryland corporation, with its chief executive office located at 60 Hempstead Avenue, 6th Floor, West Hempstead, New York 11552 (“Newtek"), THE LENDERS PARTY HERETO (collectively, the “Lenders”) and STERLING NATIONAL BANK, a national banking association, with an address of 500 Seventh Avenue, New York, New York 10018-4603 (the "Agent").

WHEREAS, the parties hereto, other than BankUnited, N.A., entered into a Loan and Security Agreement dated as of August 27, 2015 (the “Original Loan Agreement”); and

WHEREAS, the parties hereto wish to amend and restate the Original Loan Agreement;

NOW, THEREFORE, the Original Loan Agreement is amended and restated to read in its entirety as follows:

FOR VALUE RECEIVED, and in consideration of the granting by the Lenders of financial accommodations to or for the benefit of the Borrower, including without limitation respecting the Obligations, each Loan Party represents and agrees with the Agent and the Lenders, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1.          THE LOANS

1.1           Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, during the term of this Agreement, the Agent, absent the occurrence of a Default or an Event of Default, may direct the Lenders, in its sole and absolute discretion, to make advances to the Borrower (each a “Loan” and collectively the "Loans") in an amount not to exceed the lesser of (i) the Maximum Facility Amount and (ii) the Borrowing Base, except as such amount may be decreased by the Required Lenders in their sole reasonable discretion. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Loans.

A request for a Loan shall be made or shall be deemed to be made, each in the following manner: the Borrower shall give the Agent not less than ten (10) Business Days’ notice, no later than 12:30 p.m. on any Business Day, of its request for a Loan, in which notice the Borrower shall specify the amount of the proposed Loan and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists a Default or an Event of Default. Each request for a Loan shall be accompanied by the items specified on Exhibit A hereto (the “Advance Request Package”). In the event the Advance Request Package is incomplete, or in the event that the Agent has questions about the contents of the Advance Request Package, or in the event the Agent otherwise determines, in its sole and absolute discretion, that there are additional items that need to be submitted in addition to the Advance Request Package, then the Agent shall so notify the Borrower within two (2) Business Days of the Agent’s receipt of Borrower’s initial submission of said Advance Request Package, whereupon the Agent and the Borrower shall endeavor in good faith to resolve the foregoing anomalies. The Lenders shall have no obligation to make any Loan unless and until the Agent is satisfied with the applicable Advance Request Package in its sole and absolute discretion. Nothing contained in the previous sentence shall be construed to alter, limit or waive the discretionary nature of all Loans in general as set forth in the first paragraph of this Section 1.1.

Each Lender agrees, to the extent of its Lending Amount set forth beside its signature on the signature pages of this Agreement, severally and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Loans to the Borrower on any Business Day if the Agent has agreed, in its sole and absolute discretion, to make such Loan. Each Loan shall be funded by Lenders on a Pro Rata basis in accordance with their respective Lending Amounts. Subject to its receipt of notice from Agent of a Loan, each Lender shall timely honor its Lending Amount by funding its Pro Rata share of each Loan that is properly requested and that the Borrower is entitled to receive under this Agreement. The Agent shall endeavor to notify the Lenders of each request for a Loan (or deemed request), by 1:30 p.m. on the proposed funding date. Each Lender shall deposit with Agent an amount equal to its Pro Rata share of the Loan requested or deemed requested by the Borrower at the Agent's designated bank in immediately available funds not later than 3:00 p.m. on the date of funding of such Loan, unless the Agent's notice to Lenders is received after 1:30 p.m. on the proposed funding date, in which event Lenders shall deposit with Agent their respective Pro Rata shares of the requested Loan on or before 11:00 a.m. of the next Business Day. Subject to its receipt of such amounts from the Lenders, Agent shall make the proceeds of the Loan received by it available to the Borrower by disbursing such proceeds in accordance with the Borrower's disbursement instructions set forth in the applicable Loan Request. Neither the Agent nor any Lender shall have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Loan, the wire transfer of which was initiated by the Agent in accordance with wiring instructions provided to the Agent. Unless the Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with the Agent an amount equal such Lender's Pro Rata share of the requested Loan, Agent may assume that such Lender has deposited or promptly will deposit its share with the Agent and the Agent may in its discretion, disburse a corresponding amount to the Borrower on the applicable funding date. If a Lender's Pro Rata share of such Loan is not in fact deposited with the Agent, then, if the Agent has disbursed to the Borrower an amount corresponding to such share, then such Lender agrees to pay, and in addition the Borrower agrees to repay, to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by the Agent to or for the benefit of the Borrower until the date such amount is paid or repaid to the Agent, (a) in the case of the Borrower, at the interest rate applicable to such Loan and (b) in the case of such Lender, at the Wall Street Journal Prime Rate. If such Lender repays to the Agent such corresponding amount, such amount so repaid shall constitute a Loan, and if both such Lender and the Borrower shall have repaid such corresponding amount, Agent shall promptly return to the Borrower such corresponding amount in same day funds. A notice from Agent submitted to any Lender with respect to amounts owing under this paragraph shall be conclusive, absent manifest error.

The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each Loan requested by the Borrower as follows: the proceeds of each Loan requested under this Section 1.1 shall be disbursed by the Agent in lawful money of the United States of America in immediately available funds, by credit to any account of the Borrower at the Agent or by wire transfer or Automated Clearing House (ACH) transfer to such bank accounts as may be agreed upon by the Borrower and the Agent from time to time, or elsewhere if pursuant to a written direction from the Borrower.

1.2           Loan Account; Register. An account of the Borrower shall be opened and maintained at the Agent in which account (the "Loan Account") all payments due and payable to the Agent or any Lender shall be deposited by or on behalf of the Borrower. The Agent shall also maintain a register (the "Register"), which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent from the Borrower or any other Loan Party and each Lender's Pro Rata share thereof. The Register shall be available for inspection by the Borrower or any Lender at the offices of Agent at any reasonable time and from time to time upon reasonable prior notice. No failure of the Agent to make, and no error by the Agent in making, any entry in such books will affect the Borrower’s obligation to repay the Obligations or provide the basis for any claim against the Agent.

1.3           Interest.

(a)	Rate. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, at the rate(s) set forth in Section 1 of Annex 2.

(b)	Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, at maturity (whether by acceleration or otherwise) and on the first day of each month commencing on the first such day following the making of such Loan and (ii) if accrued on any other Obligation, on demand from and after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)	Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Sections 6.1(k) or 6.1(l) or (B) the delivery of a notice by the Agent (which Agent may deliver in its discretion or at the direction of the Required Lenders) to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 3% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)	Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Agent for the benefit of the Lenders would be contrary to the provisions of any Requirement of Law limiting the highest rate of interest which may be lawfully contracted for, charged or received by the Agent for the benefit of the Lenders, and in such event the Borrower shall pay the Agent interest at the highest rate permitted by Requirements of Law ("Maximum Lawful Rate"); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agent is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4           Payments; Maturity Date. (a) In the case of each Loan with respect to which the Referenced Mortgage Loan is a First Mortgage Loan, the Borrower hereby unconditionally promises to pay to the Agent, for the benefit of the Lenders, the then unpaid principal amount of said Loan, together with all accrued but unpaid principal thereon, upon the earlier to occur of (i) the sale of the Referenced Mortgage Loan, (ii) the repayment, whether by securitization or otherwise, of the Referenced Mortgage Loan, (iii) the issuance during the term of the Referenced Mortgage Loan of a temporary or permanent certificate of occupancy for the real property encumbered by the Referenced Mortgage Loan, and (iv) the 365th day after the making of the Loan.

(b)          In the case of each Loan with respect to which the Referenced Mortgage Loan is a Second Mortgage Loan, the Borrower hereby unconditionally promises to pay to the Agent, for the benefit of the Lenders, the then unpaid principal amount of said Loan, together with all accrued but unpaid principal thereon, upon the earlier to occur of (i) the sale of the Referenced Mortgage Loan, (ii) the repayment, whether by securitization or otherwise, of the Referenced Mortgage Loan, (iii) the issuance during the term of the Referenced Mortgage Loan of a temporary or permanent certificate of occupancy for the real property encumbered by the Referenced Mortgage Loan, and (iv) either (A) the 90th day after the making of the Loan or (B) the 365th day after the making of the Loan if the first mortgage loan encumbering said real property is fully satisfied so that the Referenced Mortgage Loan becomes an Eligible First Mortgage Loan.

(c)          [Intentionally Omitted].

(d)          Notwithstanding anything to the contrary contained in this Agreement, the Borrower hereby unconditionally promises to pay to the Agent, for the benefit of the Lenders, the then unpaid principal amount of all Loans, together with all accrued interest thereon and all other amounts due and payable hereunder in connection with the Loans, on the Maturity Date or such earlier date following acceleration thereof or the termination of this Agreement. In addition, the Lenders’ agreement to make Loans shall expire three (3) months prior to the Maturity Date (and there shall be no further Loans) if, prior to said date, either party has notified the other that it does not intend to extend or renew this Agreement. Subject to payment of the fees set forth in Section 12(e) of Annex 2, the Borrower may at any time upon thirty (30) days written notice to the Agent cancel the Loan facility in its entirety and terminate this Agreement, except for obligations which by their express terms survive any termination of this Agreement.

1.5           Application of Payments in General. Upon the sale, assignment, transfer or other disposition by the Borrower of any Mortgage Loan, the Agent shall apply all payments received by it from the Borrower with respect to such Loan: (i) until the occurrence and during the continuance of a Default or an Event of Default, in satisfaction (A) first, of any fees, costs, or charges in connection with the Obligations, (B) next, to accrued but unpaid interest with respect to that particular Loan, and (C) next, to the principal amount of that particular Loan; and (ii) upon and during the continuance of a Default or an Event of Default, in such order, manner or sequence as Agent in its sole and absolute discretion shall elect.

1.6           Monthly Statement and Automatic Charges. After the end of each month, the Agent shall render to the Borrower a statement of the Loans showing the loan balance and all applicable credits and debits; provided that the failure of the Agent to so render shall in no event limit any Loan Party’s duties and obligations under any Loan Document. Each statement shall be conclusive, binding and final for all purposes, absent manifest error and deemed to have been accepted by the Borrower and shall be binding upon the Borrower in respect of the loan balance and all charges, debits and credits of whatsoever nature contained therein respecting the Loans, unless the Borrower notifies the Agent in writing of any discrepancy within twenty (20) days from the mailing by the Agent to the Borrower of any such monthly statement. At the option of the Agent, all payments in respect of any Obligation will automatically be debited from any of the Borrower’s accounts, as elected by the Agent, including, but not limited to, the Loan Account.

1.7           Fees. The Borrower shall pay to the Agent all of the fees set forth in Section 12 of Annex 2 hereto.

1.8           Computations of Interest and Fees. All computations of interest and of fees (other than flat fees) shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Agent and shall be conclusive, binding and final for all purposes, absent manifest error. All fees shall be (a) deemed to be an Obligation, (b) fully earned on the earlier of (i) the date specified such fee is earned or (ii) the date such fee is payable and (c) nonrefundable and shall not be subject to reduction, rebate or proration whatsoever. For purposes of calculating interest hereunder, all repayment items shall be credited to the Borrower’s account three Business Days after receipt thereof by the Agent, subject to reversal for any reason in the Agent’s sole reasonable discretion including, but not limited to, dishonor or bankruptcy.

1.9           Increased Costs; Capital Requirements.

(a)	Increased Costs. If at any time the Agent or any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any law, statute, rule, regulation or other similar Requirements of Law of any Governmental Authority shall have the effect of (i) increasing the cost to the Agent or such Lender of making, funding or maintaining any Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, or (ii) imposing any other cost to the Agent or such Lender with respect to compliance with its obligations under any Loan Document, then, upon demand by the Agent or such Lender, the Borrower shall pay to the Agent amounts sufficient to compensate the Agent or such Lender for such increased cost. For purposes of this provision, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines and directives in connection therewith are deemed to have been adopted and gone into effect after the date of this Agreement.

(b)	Increased Capital Requirements. If at any time the Agent or any Lender determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, the Agent or such Lender or any similar requirement shall have the effect of reducing the rate of return on the capital of the Agent or such Lender (or any Person controlling the Agent or such Lender) as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of the Agent, such Lender or Person, the Agent, such Lender or Person could have achieved but for such adoption or change, then, upon demand from time to time by the Agent, the Borrower shall pay to the Agent amounts sufficient to compensate the Agent, such Lender or Person for such reduction.

(c)	Compensation Certificate. Each demand for compensation under this Section 1.9 shall be accompanied by a certificate of the Agent or the applicable Lender claiming such compensation, setting forth in reasonable detail the computation of the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Agent and any Lender may use any reasonable averaging and attribution methods.

1.10         Taxes.

(a)	Payments Free and Clear of Taxes. Except as otherwise provided in this Section 1.10, each payment by the Borrower under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, the "Taxes") other than for taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

(b)	Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to the Agent or any Lender (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 1.10), the Agent or such Lender receives the amount it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

(c)	Other Taxes. The Borrower agrees to pay (and authorizes the Agent to pay in the Borrower’s name to the extent the Borrower fails to do so) on prior to the date when due, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, "Other Taxes"). Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

(d)	Indemnification. The Borrower and each Guarantor shall jointly and severally reimburse and indemnify, within thirty (30) days after receipt of demand therefor, the Indemnitees for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.10) paid by such Indemnitee and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of any Indemnitee claiming any compensation under this clause (d), setting forth in reasonable detail the computation of the amounts to be paid thereunder and delivered to the Borrower shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, an Indemnitee may use any reasonable averaging and attribution methods.

1.11         Reserved.

1.12         Conditions to Loans. Without limiting the discretionary nature of any Loan hereunder, the Agent’s and each Lender’s obligation to make Loans shall be subject to the fulfillment by the Borrower on or before the date thereof of the following conditions precedent:

(a)	Representations and Warranties True, Complete and Correct. Each representation and warranty of any Loan Party contained herein and in any agreement or instrument furnished to the Agent shall be true, complete and correct in all material respects as of the date of said Loan (except for representations which by their terms relate to a different date, in which case said representations and warranties shall continue to have been true, complete and correct in all material respects as of said date); and

(b)	No Material Adverse Change. There shall have been no Material Adverse Effect since the Closing Date; and

(c)	No Default. There shall have occurred no Default or Event of Default.

2.          GRANT OF SECURITY INTEREST AND COLLATERAL MATTERS

2.1           Grant of Security Interest. In consideration of the Agent and each Lender extending credit and other financial accommodations to or for the benefit of the Borrower, whether under this Agreement or otherwise and whether evidenced by notes or not, the Borrower hereby grants to the Agent, for the benefit of the Lenders, a first priority security interest in, a lien on and pledge and assignment of the Collateral owned by the Borrower. The security interest granted by this Agreement is given to and shall be held by the Agent, for the benefit of the Lenders, as security for the payment and performance of all Obligations, including, without limitation, all amounts outstanding pursuant to the Loan Documents.

2.2           Deposits into Blocked Account. The Borrower shall cause all payments received by the Borrower with respect to all Mortgage Loans (including, but not limited to, principal, interest, fees, expenses, and the proceeds of assignment, sale or securitization to be deposited directly into an account maintained by the Agent and, upon the request of the Agent, into the Blocked Account.

2.3           Reserved.

2.4           Records. The Borrower shall maintain its books and records relating to the Collateral segregated from all the Borrower's other books and records in a manner satisfactory to the Agent; and shall deliver to the Agent from time to time promptly at its request all notes, mortgages, deeds of trust, prior, superseded and consolidated notes, prior assignments of notes and mortgages, in each case duly indorsed for transfer or accompanied by transfer powers executed in blank, all as the Agent may specify, together with such other original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts; and the Borrower will deliver to the Agent promptly at the Agent's request from time to time additional copies of any or all of the foregoing, and such other information with respect to any of the Collateral as the Agent may in its sole discretion deem to be necessary or effectual to evidence any Loan hereunder or the Agent's security interest in the Collateral.

2.5           Legends. The Borrower shall promptly make, stamp or record such entries or legends on the Borrower’s tangible books and records or on any of the tangible Collateral (including, without limitation, chattel paper) as Agent shall request from time to time to indicate and disclose that Agent has a security interest in such Collateral.

2.6           Inspection. The Agent, or its representatives, at such times as are set forth in Section 2 of Annex 2, shall have the right at the sole cost and expense of the Borrower, and the Borrower will permit the Agent and/or its representatives: (a) to examine, check, make copies of or extracts from any of the Borrower's books, records and files (including, without limitation, orders and original correspondence); (b) to perform field exams or otherwise inspect and examine the Collateral and to check, test or appraise the same as to age, quality, quantity, value and condition; and (c) to verify the Collateral or any portion or portions thereof or the Borrower's compliance with the provisions of this Agreement. The costs of such field exams and inspections shall consist of a per-person auditor charge as are set forth in Section 2 of Annex 2 or the actual costs if such auditor is retained by the Agent. The Borrower hereby irrevocably authorizes and directs all accountants and auditors employed or engaged by the Borrower at any time during the term of this Agreement and all data processing centers or other persons having information relevant to the Borrower's financial condition to deliver copies of all materials in their possession to the Agent upon the Agent's request therefor.

2.7           Reserved.

2.8           Search Reports and Credit Reports. The Agent shall have the right, prior to the date of this Agreement and from time to time thereafter as Agent may determine in its reasonable discretion, to order UCC search results under all names used by the Borrower or any Guarantor during the prior five (5) years, from each jurisdiction where any Collateral is located, from the State, if any, where the Borrower or such Guarantor is organized and registered, the State where the Borrower’s or any Guarantor’s chief executive office is located and all other locations deemed necessary by the Agent, all at the expense of the Borrower. The Agent is authorized to make all inquires the Agent deems necessary to verify the accuracy of the information in respect of the Borrower or any Guarantor contained in the Loan Documents and to determine the credit worthiness of such party. The Borrower and each Guarantor authorize any Person or credit reporting agency to give to the Agent any information it may have on such party. The Borrower and each Guarantor authorize the Agent to answer questions about such party's credit experience with the Agent.

2.9           Further Assurances. The Borrower and each Guarantor will, at the request of the Agent, from time to time, at its own cost and expense, execute and deliver to the Agent such documents, and take or cause to be taken, all such other or further action, as the Agent may request in order to effect and confirm or vest in the Agent and the Lenders all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to vest more fully in or assure to the Agent the security interest in the Collateral granted to the Agent by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral (including, without limitation, the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral). To the extent permitted by Requirements of Law, the Borrower authorizes the Agent to file financing statements, continuation statements or amendments with respect to the Borrower or any Subsidiary as may be reasonably required by Agent, and any such financing statements, continuation statements or amendments may be filed at any time in any jurisdiction. The Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto with respect to the Borrower or any Subsidiary as may be reasonably required by Agent which contain any information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including the description of the Collateral as "all assets" or "all property", the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to Agent promptly upon request. In addition, the Borrower shall at any time and from time to time take such steps as Agent may reasonably request for Agent (i) to obtain control of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to Agent, (ii) to obtain collateral or absolute assignments of all notes, mortgages or deeds of trust constituting Collateral, together with all affidavits and other instruments reasonably required to permit the registration and recordation of any Collateral into the Agent’s name, all in form and substance satisfactory to the Agent in its sole and absolute discretion, as well as to obtain all surveys, title insurance policies and other instruments reasonably requested by the Agent in connection with such notes, mortgages or deeds of trust, and (iii) otherwise to insure the continued perfection and priority of Agent’s security interest in any of the Collateral and the preservation of its rights therein. The Borrower hereby constitutes the Agent as its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are irrevocably paid in full and the Collateral is released.

3.          REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and each Lender to enter into this Agreement and to extend the credit herein provided for, the Borrower and each Guarantor hereby jointly and severally represent and warrant to the Agent and each Lender that:

3.1           Organization and Qualification. The Borrower, each Guarantor and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and to carry on its business as now conducted currently proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The name of the Borrower, each Guarantor and each Subsidiary is as set forth on the signature page hereto and the Borrower and each Subsidiary shall not change such name, conduct its business in any other name or take title to the Collateral in any other name while this Agreement remains in effect. Neither the Borrower nor any Guarantor has had any name, or conducted business under any name in any jurisdiction, other than its name set forth on the signature page hereto, during the past five years except as set forth on Schedule 3.1 hereto.

3.2           Authorization; Enforceability. The Transactions are within the corporate, limited liability company, partnership or other analogous powers of the Borrower and each Guarantor to the extent it is a party thereto and have been duly authorized by all necessary corporate, limited liability company, partnership or other analogous equity holder action, if required. Each Loan Document has been duly executed and delivered by the Borrower and each Guarantor to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

3.3           Ownership; Subsidiaries. The Stock of the Borrower is owned beneficially and of record as set forth on Schedule 3.3. As of the Effective Date, neither the Borrower nor Newtek has any Subsidiaries except as set forth on Schedule 3.3.

3.4           Title to Properties; Absence of Liens and Claims. Except as set forth on Schedule 3.4,

(a)	The Borrower, each Guarantor and each Subsidiary has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or contemplated to be conducted or to utilize such properties for their intended purposes.

(b)	The Borrower, each Guarantor and each Subsidiary owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)	Neither the Borrower nor any Guarantor owns any real property.

(d)	No Collateral is in the possession of any Person asserting any claim thereto or security interest therein other than the Agent or its designee.

3.5           Places of Business. The Borrower's and Newtek’s respective chief executive office is accurately set forth in the preamble to this Agreement. Schedule 3.5 hereto lists each location existing on the date hereof where (i) the Borrower's books and records (including computer printouts and programs) are maintained and (ii) any tangible Collateral is stored or located.

3.6           Validity and Perfection of Security Interest. This Agreement is effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral and when (i) financing statements in appropriate form, properly describing the collateral and identifying the Borrower as debtor and identifying the Agent as the secured party are filed in the office of the secretary of state of the jurisdiction of organization of the Borrower or such other office specified by the Code as necessary for perfection, (ii) the Agent obtains control of Collateral consisting of investment property and possession of Collateral consisting of instruments and (iii) appropriate documents with respect to Patents, Trademarks and Copyrights, if any, are filed in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, the security interest granted to the Agent shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

3.7           Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) the filing of financing statements and other documents contemplated by Section 3.6 (and appropriate amendments and continuations of financing statements that may be required under the Code to maintain the perfection and priority of the Liens of the Agent on the Collateral) and (ii) such as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law or the Organizational Documents of the Borrower or any order of any Governmental Authority applicable to any of them, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Agent).

3.8           Permits. The Borrower possesses or has the right to use, and is in compliance with, all Permits and other rights that are material to the conduct of its business and knows of no conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no event has occurred which permits or, after notice, lapse of time (or both) or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

3.9           Litigation and Environmental Matters. Except as set forth on Schedule 3.9:

(a)	There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or Newtek, threatened against or affecting the Borrower or any Guarantor (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)	Neither the Borrower nor any Guarantor has (i) failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit or other approval required under any Environmental Law, (ii) become subject to any Environmental Liability, (iii) received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Since the date of this Agreement, there has been no change in the status of the matters contemplated in this Section 3.9 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.10         Investment Company Status. The Borrower is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.11         Compliance with Law and Agreements. The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No default under any such indenture, agreement or other instrument has occurred and is continuing or would result from the incurrence of the obligations of the Loan Parties under the Loan Documents or from the grant or perfection of the Liens granted to the Agent under this Agreement.

3.12         Financial Statements. The Borrower has heretofore furnished to the Agent the financial statements as indicated in Section 3 of Annex 2 Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower any other entities reflected therein as of such dates and for the indicated periods in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes in the case of quarterly statements) and are consistent with the books and records of the Borrower and each Guarantor (which books and records are correct and complete). Since January 1, 2015, the Borrower and each Guarantor has conducted its respective business only in the ordinary course and there has been no Material Adverse Change.

3.13         Reserved.

3.14         Title to Collateral. The Borrower has good and valid rights in and title to the Collateral in which it purports to grant a security interest hereunder and has full power and authority to grant to the Agent, for the benefit of the Lenders, a Lien on such Collateral pursuant hereto and to execute, deliver and perform its obligations with respect to the Collateral in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval which has been obtained. The Collateral owned or held by or on behalf of the Borrower is so owned or held by it free and clear of any Lien, except for Permitted Liens. The Lien of the Agent on the Collateral is and shall be prior to any other Lien on any of the Collateral, other than Permitted Liens which by operation of law have priority over such Lien.

3.15         Location of Collateral. Except as set forth on Schedule 3.15, no Collateral is in the possession of, or under the control of, any Person other than the Borrower or the Agent.

3.16         Taxes. The Borrower and each Guarantor have timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid by the relevant due date all Loan Party Taxes required to have been paid by it.

3.17         Federal Reserve Regulations. Neither the Borrower nor any of the Guarantors is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. None of the Collateral is used or was acquired primarily for personal, family or household purposes.

3.18         Labor Matters. As of the date hereof, there are no strikes, lockouts or slowdowns against the Borrower or any Guarantor pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and each Guarantor have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or, to the extent required by GAAP, accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is a party or by which it is bound.

3.19         Insurance. Schedule 3.19 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Guarantors as of the date hereof. As of the date hereof, all premiums in respect of such insurance that are due and payable have been paid.

3.20         Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Loan, the Borrower is Solvent. No transfer of property has been or will be made by the Borrower and no obligation has been or will be incurred by the Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower.

3.21         Disclosure. The Borrower has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which the Borrower or any Guarantor is subject, and all other matters known to it, that, individually, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Guarantor to the Agent in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and there can be no assurance that actual results will comport with such projections.

3.22         ERISA. Each Plan applicable to the Borrower or any Guarantor is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Tax Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower and Newtek, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower, each Guarantor, and each ERISA Affiliate (if any) have made all required contributions to each Plan subject to Section 412 of the Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Tax Code has been made with respect to any Plan. No Lien imposed under the Tax Code or ERISA exists or is likely to arise on account of any Plan. There are no pending or, to the best knowledge of the Borrower and Newtek, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and other than periodic contribution requirements); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, which in each case could reasonably be expected to have a Material Adverse Effect.

3.23         Termination of Capital One Facility. Newtek has caused the direct loan facility with Capital One, National Association (“Capital One”), established pursuant to that certain Credit Agreement, dated as of June 26, 2014, by and between Newtek and Capital One, National Association, to be terminated and all liens and security interests in and to the property and assets of Newtek in favor of Capital One to be terminated of record, other than that certain UCC-1 financing statement No. #0000000181514512 filed on November 10, 2014 in the Office of the Maryland State Department of Assessments and Taxation, the collateral description of which has been limited (by way of amendment duly filed) to (i) the equity interests in Newtek Small Business Finance, LLC (“NSBF”) owned by Newtek and (ii) the promissory notes due from NSBF to Newtek and the proceeds thereof (the “NSBF Note Collateral”).

4.          AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrower agrees to comply with the covenants set forth in this Article 4.

4.1           Payments and Performance. The Borrower will duly and punctually pay all payment Obligations and will duly and punctually perform all other Obligations on its part to be performed under the Loan Documents.

4.2           Books and Records; Inspection. The Borrower will, and will cause each of the Guarantors and Subsidiaries to, at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Agent, adequate to determine fairly the financial condition and the results of operations of the Borrower and each Guarantor. The Borrower will, and will cause each of the Guarantors and Subsidiaries to, at all reasonable times and upon reasonable notice make its books and records available in its offices for inspection, examination and duplication by the Agent and the Agent's representatives and will permit the Agent and the Agent's representatives to (i) inspect the Collateral and all of its properties, (ii) discuss its affairs, finances and condition with its officers and independent accountants and (iii) perform any field examination, Collateral analysis or other business analysis or audit relating to the Borrower or any Guarantor or Subsidiary at such reasonable times and as often as reasonably requested (and in any event not less frequently than specified in Section 2 of Annex 2); provided that, if no Event of Default exists, the Borrower shall be responsible only for reasonable fees and expenses in connection with any such examination, Collateral analysis or other business analysis or audit as specified in Section 2 of Annex 2. The Borrower will from time to time furnish the Agent with such information and statements as the Agent may request in its sole discretion with respect to the Obligations or the Agent's security interest in the Collateral. The Borrower shall, during the term of this Agreement, keep the Agent currently and accurately informed in writing of each location where such the Borrower's records relating to its accounts and contract rights are kept and each of its places of business, and shall not remove such records to another location, change the location of its chief executive office or open or close, move or change any existing or new place of business without the prior written consent of the Agent.

4.3           Financial Statements and Reporting. The Borrower will furnish to Agent and each Lender the financial statements and reports set forth in Section 13 of Annex 2 hereto.

4.4           Maintenance of Existence; Conduct of Business. The Borrower will, and will cause each of the Guarantors and Subsidiaries to, maintain its existence in good standing and shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and all rights, Permits, privileges and franchises material to the conduct of its business.

4.5           Compliance with Law. The Borrower will, and will cause each of the Guarantors and Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.6           Reserved.

4.7           Solvency. The Borrower will remain Solvent during the term of this Agreement.

4.8           Operating and Deposit Accounts. The Borrower shall maintain with the Agent the accounts set forth in Section 4 of Annex 2.

4.9           Payment of the Borrower Taxes, Accounts Payable and Other Obligations. The Borrower will, and will cause each of the Guarantors and Subsidiaries to, pay, before the same shall become delinquent or in default, its obligations, including Loan Party Taxes, except and only to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (b) the Borrower or such Guarantor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Agent may, at its option, from time to time, discharge any taxes, liens or encumbrances of any of the Collateral, and the Borrower will pay to the Agent on demand or the Agent in its sole discretion may charge to the Borrower all amounts so paid or incurred by it.

4.10         Maintenance of Collateral. The Borrower will keep the Collateral and all of its other tangible Property in good repair, working order and condition (ordinary wear and tear excepted). The Borrower will immediately notify the Agent of any loss or damage to, or any occurrence which could reasonably be expected to materially adversely affect the value of, any Collateral. The Agent may, at its option, from time to time, take any action that the Agent may deem proper to repair, maintain or preserve any of the Collateral without affecting any of its rights or remedies provided herein or as a secured party under the Code, and the Borrower will pay to the Agent on demand or the Agent in its sole discretion may charge to the Borrower all amounts so paid or incurred by it, which amount shall be added to the amount of the indebtedness secured by the Collateral.

4.11         Insurance. The Borrower will maintain in full force and effect property insurance on all Collateral and any other property of the Borrower, if any, and maintain insurance against such risks of liability (including business interruption insurance) as specified in Section 5 of Annex 2. Such insurance policies shall name the Agent, for the benefit of the Lenders, as an additional insured with respect to liability coverage and lender loss payee with respect to casualty and business interruption coverage, as applicable, and shall provide that, with respect to property claims affecting the Collateral, no loss shall be adjusted thereunder without the Agent's approval. In addition, all such policies shall provide that they may not be canceled without first giving at least thirty (30) days' written notice of cancellation to the Agent and shall contain a standard lender’s loss payable endorsement acceptable to the Agent. The Borrower shall provide to the Agent, promptly upon Agent’s request, evidence of such insurance and of the annual renewal of each such policy. In the event that the Borrower fails to provide evidence of such insurance, the Agent may, at its option, obtain such insurance and charge the cost thereof to the Borrower, which amount shall be added to the amount of the indebtedness secured hereby, shall be payable on demand and shall be secured by the Collateral. At the option of the Agent, all insurance proceeds received from any loss or damage to any of the Collateral including, without limitation, inventory and Accounts Receivable shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations. From and after the occurrence of an Event of Default, the Agent is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to the Agent, as a payment on account of the Obligations.

4.12         Notification of Material Events. The Borrower will furnish to the Agent prompt written notice of the following:

(a)	the occurrence of any Default or Event of Default;

(b)	the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any Guarantor, or any Affiliate thereof (or any of their respective Property), which action, suit or proceeding, if determined adversely to such Borrower, Guarantor or Affiliate, could reasonably be expected to have a Material Adverse Effect;

(c)	the occurrence of any ERISA Event;

(d)	the occurrence of any damage in an amount equal to or greater than $50,000 to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral having a value equal to or greater than $50,000 or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding;

(e)	any suspension of business, assignment for the benefit of creditors, dissolution, petition in receivership or under any chapter of the United States Bankruptcy Code, as amended from time to time, by or against any Mortgage Debtor, any Mortgage Debtor's becoming insolvent or unable to pay its debts as they mature or any other act of the same or different nature amounting to a business failure of which the Borrower has knowledge;

(f)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g)	any dispute, allowance or settlement with any Mortgage Debtor relating to an amount in excess of $25,000.

Each notice delivered under this Section 4.12 shall be accompanied by a statement of the chief financial officer or other executive officer of the Borrower setting forth in reasonable detail a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

4.13         Lien Law. If any account or general intangible included in the Collateral represents money owing pursuant to any contract for the improvement of real property or for a public improvement for purposes of the Lien Law of the State of New York (the "Lien Law"), the Borrower shall comply with the filing requirements of the Lien Law and (i) give Agent notice of such fact; (ii) receive and hold any money advanced by Agent with respect to such account or general intangible as a trust fund to be applied to the payment of trust claims as such term is defined in the Lien Law (Section 71 or otherwise); and (iii) until such trust claim is paid, not use or permit the use of any such money for any purpose other than the payment of such trust claims.

4.14         Environmental. The Borrower shall, and shall cause each of the Guarantors and Subsidiaries to, use and operate all of their respective facilities and property in compliance with all Environmental Laws, keep all necessary Permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws. The Borrower agrees to indemnify and hold each Indemnitee harmless from all liability, loss, cost, damage and expense, including attorneys' fees and costs of litigation, arising from any violation by the Borrower, any Guarantor, or any Mortgage Debtor of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any of the premises owned or controlled by the Borrower, any Guarantor, any Mortgage Debtor, or any Subsidiary. The Borrower further agrees to reimburse the Agent or any Lender upon demand for any costs incurred by the Agent or such Lender in connection with the foregoing, which amount shall be added to the amount of the indebtedness secured by the Collateral. The Borrower agrees that its obligations hereunder shall survive the repayment of all Obligations.

4.15         Third Parties. The Borrower acknowledges and agrees that the Agent shall have no duty to, and shall not be deemed to have assumed any liability or responsibility to, the Borrower or any third Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to the Borrower by the Agent (all of which shall be without recourse to the Agent); and the Agent, by accepting a Lien on the Collateral, or by releasing any Collateral to the Borrower, shall have no duty to, and shall not be deemed to have assumed any obligation or liability to, any supplier, Mortgage Debtor or any other third party, and the Borrower agrees to indemnify and defend the Agent against and hold it harmless from any claim or proceeding arising out of the foregoing.

4.16         Use of Proceeds. The proceeds of the Loans shall be used to finance the origination of Eligible Mortgage Loans in the ordinary course of business. No portion of any loan shall be used for (i) the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (ii) primarily personal, family or household purposes.

4.17         Requirements for Mortgage Loans. Each Mortgage Loan shall either be an Eligible First Mortgage Loan or an Eligible Second Mortgage Loan. The amount of any advance by the Lenders with respect to an Eligible Mortgage Loan that is (or becomes, by virtue of the repayment of a prior mortgage loan) an Eligible First Mortgage Loan shall not exceed the lesser of (i) $4,500,000 and (ii) 81% of the Appraised Value of the real property encumbered by said Eligible First Mortgage Loan. The amount of any advance by the Lenders with respect to an Eligible Second Mortgage Loan shall not exceed the lesser of (i) $3,600,000 and (ii) 45% of the Appraised Value of the real property encumbered by said Eligible Second Mortgage Loan. Notwithstanding the foregoing, the amount of any advance by the Lenders with respect to all Eligible Mortgage Loans encumbering any particular real property shall at no time exceed the sum of (i) 81% of the Appraised Value said real property during the 90-day period following the initial advance and (ii) 45% of the Appraised Value of said real property thereafter.

4.18         Mortgage Loan Replacement/Cash Collateral Deposit. In the event any Borrowing Base Certificate indicates that the Eligible Mortgage Loan Ratio has not been met, within ten (10) Business Days after delivery of the most recent Borrowing Base Certificate, the Borrower shall (i) cause to be assigned to the Agent as collateral security for all Obligations (by executing and delivering such assignments and instruments as the Agent shall reasonably request) additional Eligible Mortgage Loans, (ii) deposit with Agent additional cash collateral, and/or (iii) repay the outstanding balance of Loans so that, had said assignments, deposits and/or repayments been made as of the last day of the period covered by said Borrowing Base Certificate, the Eligible Mortgage Loan Ratio would have been met.

5.          NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrower agrees to comply with the covenants set forth in this Article 5.

5.1           Financial Covenants. Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrower agrees to comply with the financial covenants set forth in Section 14 of Annex 2 hereto.

5.2           Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)	Indebtedness under the Loan Documents;

(b)	Indebtedness existing on the date hereof and set forth in Schedule 5.2 and subject to a Subordination Agreement, but not any extensions, renewals or replacements of any such Indebtedness; provided that, with respect to any such Indebtedness, the Borrower shall, no later than thirty (30) days following the Closing Date, deliver to the Agent, all in form and substance acceptable to the Agent, (i) an amendment to each promissory note evidencing such Indebtedness that provides that (1) the maturity date of the related Indebtedness shall be no earlier than six months following the Maturity Date and (2) the holder of such Indebtedness shall not be permitted at any time prior to maturity thereof to exercise, collect on or otherwise enforce any call provision, put right or similar provision and (ii) evidence that all loan agreements, security agreements and promissory notes with respect to such Indebtedness (1) contains the legend required by the related Subordination Agreement and (2) has been revised (A) to permit the Obligations and security interest granted in the Collateral hereunder and (B) so the representations, covenants and defaults thereunder are no more restrictive than the representations, covenants and Events of Default contained in the Loan Documents;

(c)	unsecured Indebtedness by the Borrower to Newtek or any Affiliate of Newtek that is incurred after the date hereof;

(d)	Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $150,000 at any time outstanding;

(e)	Indebtedness under the Revolving Loan Agreement; and

(f)	Guaranties in favor of the Agent for the benefit of the Lenders.

For the avoidance of doubt, there are no restrictions on equity investments in the Borrower so long as such equity investments do not result in a Change of Control of Borrower.

5.3           Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)	Permitted Liens; and

(b)	Liens created under the Loan Documents.

5.4           Fundamental Changes. The Borrower will not nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the equity securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred:

(a)	any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity; and

(b)	any Subsidiary may merge into any other Subsidiary; and

(c)	any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower.

Without limiting the restriction set forth in Section 5.5 below, upon, following the written consent of the Agent, any Person becoming a direct or indirect Subsidiary of the Borrower will provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause any such Person to execute and deliver to the Agent a joinder agreement in form and substance acceptable to the Agent, causing such Subsidiary to become a party to this Agreement, as a Borrower or Guarantor, as the Agent may direct, and (b) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, authorization to file appropriate UCC-1 financing statements, collateral access agreements, blocked account agreements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to Agent.

5.5           Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger, other than a merger permitted by Section 5.4) any Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except:

(a)	Permitted Investments;

(b)	investments existing on the date hereof and set forth in Schedule 5.5;

(c)	Investments consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business;

(d)	loans and advances to officers, directors and employees of the Borrower or any Subsidiary in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in compliance with all Requirements of Law (including, to the extent applicable, the Sarbanes-Oxley Act of 2002, as amended) in an aggregate principal amount not to exceed $5,000 at any time outstanding; and

(e)	investments made by the Borrower in the equity securities of any Domestic Subsidiary and made by any Domestic Subsidiary in the equity securities of any other Domestic Subsidiary provided that (i) any such equity securities owned by the Borrower or any Domestic Subsidiary shall become Collateral pursuant to this Agreement.

5.6           Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger, other than a merger permitted by Section 5.4) any assets or Stock nor will the Borrower issue, or permit any of the Subsidiaries to issue, any additional shares of its equity securities, except:

(a)	sales, transfers, leases and other dispositions of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business and other assets having a value not in excess of $5,000 in any fiscal year;

(b)	sales, transfers, leases and other dispositions made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

(c)	dispositions of fixed or capital assets to the extent that (i) such property is exchanged for credit against the purchase price of other replacement fixed or capital assets or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such fixed or capital assets;

(d)	Reserved; and

(e)	dispositions of assets having a value not in excess of $50,000 in any fiscal year that are worn out or no longer used or useful in the conduct of business.

5.7           Sale-and-Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

5.8           Restricted Payments. The Borrower will not, and will not permit any of the Subsidiaries to, (i) declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of its equity securities or any option, warrant or other right to acquire any such shares of equity securities or (iii) create, issue or permit to be outstanding any class of Stock the terms of which conflict, in any manner, with the restrictions set forth in clauses (i) or (ii) above. Notwithstanding the foregoing or anything in this Agreement to the contrary: (A) any Subsidiary of Borrower may pay dividends and/or make distributions, as applicable, to Borrower; (B) Borrower may pay dividends and/or make distributions, as applicable, to its shareholders; and (C) Borrower may repay to Guarantor or any Affiliate of Guarantor Indebtedness that is permitted pursuant to this Agreement; provided that in each case (i.e., (A), (B) and (C)) no Event of Default exists or has occurred and is continuing; and provided further that the payment of such dividends and/or distributions, as the case may be, shall not cause, nor could such payment reasonably be expected to cause, an Event of Default.

5.9           Transactions with Affiliates. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger, other than a merger permitted by Section 5.4) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arms-length basis from unrelated third parties.

5.10         Restrictive Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to the Borrower or Subsidiary or to guarantee Indebtedness of the Borrower or any Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of this Section 5.10 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness and (iv) clause (a) of this Section 5.10 shall not apply to customary provisions in leases restricting the assignment thereof.

5.11         Amendment of Material Documents. The Borrower will not, and will not permit any of the Subsidiaries to, amend, modify or waive any of its rights under its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Agent or any Lender. In furtherance of the foregoing, the Borrower will not change its name, its type of organization or jurisdiction of organization without (x) giving the Agent at least thirty (30) days prior written notice thereof and (y) taking all actions required to maintain the perfection and priority of the Lien of the Agent on all Collateral.

5.12         Lines of Business. The Borrower will not, nor will it permit any of the Subsidiaries to, engage in any business other than the business in which it is engaged on the date hereof and any business reasonably similar, complimentary, ancillary or related thereto.

5.13         Accounting Changes. The Borrower will not, nor will it permit any of the Subsidiaries to, make or permit any change in (a) accounting policies or reporting practices except as required or permitted by GAAP or (b) its respective fiscal year.

5.14         Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

5.15         Mortgage Documents. Without the prior written consent of the Agent, the Borrower will not, and will not permit any of the Subsidiaries to, amend any note, mortgage or other instrument or agreement constituting Collateral, waive or extend the time of performance of any provision thereof, or otherwise fail to enforce the provisions of each such note, mortgage or other instrument or agreement in accordance with the terms thereof, where any such amendment, waiver, extension or failure to enforce (each a “Forbearance”) could, individually or in the aggregate with all other Forbearances, reasonably be expected to have a Material Adverse Effect.

6.          DEFAULT

6.1           Default. “Event of Default” shall mean the occurrence of one or more of any of the following events:

(a)	default in respect of any Obligation to pay in full and when due (whether by acceleration or otherwise) any installment of principal or interest under any Loan Document which is not cured (or waived in writing by Agent) within three (3) Business Days of the occurrence thereof; or

(b)	default in respect of any Obligation other than as described in (a), above, which is not cured (or waived in writing by Agent) within five (5) Business Days of the occurrence thereof; or

(c)	default in respect of any debt, liability, obligation, covenant or undertaking of the Borrower, any Guarantor or any Subsidiary to any Person (other than Agent, any Lender or any Lender Affiliate) that gives such Person the right to accelerate any Indebtedness in the principal amount of $100,000 or more; or

(d)	any statement, representation or warranty heretofore, now or hereafter made by the Borrower, any Guarantor or any Subsidiary in connection with this Agreement or in any supporting financial statement of the Borrower, any Guarantor or any Subsidiary shall be false or misleading in any material respect when made or deemed made; or

(e)	the liquidation, termination or dissolution of the Borrower or any Guarantor, or the merger or consolidation of any such entity into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property, in each case without the prior written consent of the Agent, which consent may be granted or withheld by the Agent in its sole discretion; or

(f)	any default or event of default in respect of any other instrument or agreement executed and delivered by the Borrower and/or Newtek in connection with the Revolving Loan Agreement, which default or event of default is not cured (or waived in writing by the “Agent” thereunder) within five (5) Business Days of the occurrence thereof;

(g)	any Guarantor repudiates or purports to revoke the Guarantor’s Guaranty, or fails to perform any obligation under such Guaranty; or

(h)	Reserved; or

(i)	an event of default or termination event (however defined) occurs under any derivative, foreign exchange, or similar transaction or arrangement entered into between the Borrower and the Agent or any Agent Affiliate; or

(j)	a Change of Control shall occur; or

(k)	the Borrower or any Guarantor becomes insolvent or admits in a writing an inability to pay debts as they mature, or the Borrower or any Guarantor makes an assignment for the benefit of creditors; or the Borrower or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of the Borrower or any Guarantor, or for any of their respective properties; or any receiver, trustee or similar officer is appointed without the application or consent of the Borrower or any Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of the Borrower or any Guarantor; or

(l)	the Borrower or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming the Borrower or such Guarantor as debtor; or any such petition is instituted against the Borrower or any Guarantor; or the Borrower or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or any such proceeding is instituted (by petition, application or otherwise) against the Borrower or any Guarantor; or

(m)	any levy, lien (including, without limitation, a mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Borrower, in each case other than a Permitted Lien, which is not is not cured (or waived in writing by Agent) within five (5) Business Days of the occurrence thereof; or

(n)	this Agreement or any other Loan Document, or any provision thereof, shall for any reason cease to be in full force and effect in accordance with its terms or the Borrower or any Guarantor shall so assert in writing; or

(o)	the Agent’s security interest in any of the Collateral fails to be a first priority security interest, subject only to Permitted Liens; or

(p)	an arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $100,000 which is not insured or subject to indemnity, is entered against the Borrower which is not immediately stayed or appealed; or

(q)	the Borrower or any Guarantor is in default with respect to any material bond, debenture, note or other evidence of material indebtedness issued by the Borrower or such Guarantor that is held by any third Person other than the Agent, or under any material instrument under which any such evidence of indebtedness has been issued or by which it is governed, unless such default is cured within five (5) Business Days of the occurrence thereof or has been waived by the holder of such indebtedness; or

(r)	the Borrower or any Guarantor is in breach of any material lease or other material contract, and the applicable grace or cure period, if any, has expired, unless such default is cured within five (5) Business Days of the occurrence thereof or has been waived by the counterparty thereto; or

(s)	the Borrower or any Guarantor liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person; or sells or attempts to sell all or substantially all of its assets; or

(t)	the Borrower fails to pay any indebtedness or obligation owed to the Agent which is unrelated to this Agreement or the Revolving Loan Agreement as it becomes due and payable, which failure is not remedied or waived within five (5) business days of the occurrence thereof; or

(u)	the Borrower engages in any act prohibited by any Subordination Agreement, or makes any payment on Subordinated Indebtedness (as defined in the Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive, and the same is not cured or waived in writing within five (5) Business Days of the occurrence thereof; or

(v)	any director, officer or owner of at least 15% of the issued and outstanding Stock of the Borrower or Newtek is indicted for a felony offence under state or federal law, or the Borrower or Newtek hires an officer or appoints a director who has been convicted of any such felony offense, or a Person becomes an owner of at least 15% of the Stock of the Borrower or Newtek who has been convicted of any such felony offense; or

(w)	any ERISA Event, which the Agent or Required Lenders in good faith believe to constitute sufficient grounds for termination of any Plan or for the appointment of a trustee to administer any Plan, has occurred and is continuing thirty (30) days after the Borrower gives the Agent a written notice of the ERISA Event; or a trustee is appointed by an appropriate court to administer any Plan; or the PBGC institutes proceedings to terminate or appoint a trustee to administer any Plan; or the Borrower, Newtek or any ERISA Affiliate files for a distress termination of any Plan under Title IV of ERISA; or the Borrower, any Guarantor, any Subsidiary, or any ERISA Affiliate fails to make any quarterly Plan contribution required under Section 4.12(m) of the Tax Code, which the Agent or Required Lenders in good faith believe may, either by itself or in combination with other failures, result in the imposition of a Lien on the Borrower’s or any Guarantor’s or Subsidiary’s assets in favor of the Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by the Borrower or any Guarantor or Subsidiary to the Multiemployer Plan under Title IV of ERISA; or

(x)	the occurrence of such a change in the condition, affairs (financial or otherwise) or operations of the Borrower, or the occurrence of any other event or circumstance, such that the Agent or Required Lenders, in their sole reasonable judgment, deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of the Borrower to the Agent or the Lenders has been or may be impaired.

6.2           Acceleration. If an Event of Default shall occur, at the election of the Agent or Required Lenders, but automatically in the case of an Event of Default under Sections 6.1(k) and 6.1(l) above, all Obligations shall become immediately due and payable without notice or demand. The Agent is hereby authorized, at its election or the election of Required Lenders, after an Event of Default, without any further demand or notice except to such extent as notice may be required by Requirements of Law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and the Agent may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it in equity or at law, all as Agent may determine, and such exercise of rights in compliance with the requirements of law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral. If notice of a sale or other action by the Agent is required by Requirements of Law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Borrower and each Guarantor and Subsidiary agree that ten (10) days’ written notice to the Borrower and such Guarantor, or the shortest period of written notice permitted by such law, whichever is smaller, shall be sufficient notice; and that to the extent permitted by law, the Agent, Agent Affiliates, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be without warranty and free from any right of redemption, which the Borrower and each Guarantor and Subsidiary hereby waive and release. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. The proceeds of any collection or of any sale or disposition of the Collateral held pursuant to this Agreement shall be applied towards the Obligations in such order and manner as the Agent determines in its sole and absolute discretion, any statute, custom or usage to the contrary notwithstanding and the Agent shall have the unrestricted right from time to time to change any application already made of the proceeds of any of the Collateral to any of the Obligations, as the Agent in its sole discretion may determine. Any balance of the net proceeds of sale remaining after paying all Obligations of the Borrower to the Agent shall be returned to the Borrower or such other Person as may be legally entitled thereto; and if there is a deficiency, the Borrower shall be responsible for repayment of the same, with interest. Upon demand by the Agent, the Borrower shall assemble the Collateral and make it available to the Agent at a place designated by the Agent which is reasonably convenient to the Agent and the Borrower. The Borrower, each Guarantor and each Subsidiary hereby acknowledge that: (i) the Agent and each Lender have extended credit and other financial accommodations to the Borrower upon reliance of the Borrower’s, each Guarantor’s and each Subsidiary’s granting the Agent the rights and remedies contained in this Agreement including without limitation the right to take immediate possession of the Collateral upon the occurrence of an Event of Default; and (ii) the Borrower, each Guarantor and each Subsidiary hereby acknowledge that the Agent is entitled to equitable and injunctive relief to enforce any of its rights and remedies hereunder or under the Code. Accordingly, the Borrower, each Guarantor and each Subsidiary hereby waive any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to the Agent or any Lender. The Agent may, following acceleration for any reason, apply for the appointment of a receiver of the Collateral (to which appointment the Borrower, each Guarantor and each Subsidiary hereby consent) without the necessity of posting a bond or other form of security (which the Borrower, each Guarantor and each Subsidiary hereby waive).

The Borrower, each Guarantor and each Subsidiary hereby acknowledge that any exercise by the Agent of the Agent’s rights upon an Event of Default may be subject to compliance by the Agent with any Requirement of Law of any Governmental Authority, and may impose, without limitation, any of the foregoing restricting the sale of securities. The Agent, in its sole discretion at any such sale, may restrict the prospective bidders or purchasers as to their number, nature of business and investment intentions, and may impose, without limitation, a requirement that the Persons making such purchases represent and agree, to the satisfaction of the Agent, that they are purchasing the Collateral for their own account, for investment, and not with a view to the distribution or resale thereof.

The Agent shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or Guarantees of, the Obligations or any of them, or to resort to such security or Guarantees in any particular order; and all of its rights hereunder and in respect of such securities and Guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that they lawfully may do so, the Borrower, each Guarantor and each Subsidiary hereby agree that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Agent’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed, and to the extent that they lawfully may do so, the Borrower, each Guarantor and each Subsidiary hereby irrevocably waive the benefits of all such laws. Except as required by Requirements of Law, the Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

6.3           Other Remedies. Without limiting the foregoing, at any time that an Event of Default exists or has occurred and is continuing, the Agent may in its discretion (or shall at the direction of Required Lenders), enforce the rights of the Borrower against any Mortgage Debtor, secondary obligor or other obligor in respect of any of the Obligations. Without limiting the generality of the foregoing, the Agent may in its discretion (or shall at the direction of Required Lenders), at any such time (i) notify, or direct the Borrower to notify, any or all Mortgage Debtors, secondary obligors or other obligors in respect thereof that one or more items of Collateral have been assigned to the Agent and that the Agent has a security interest therein and the Agent may direct, or notify the Borrower to direct, any or all Mortgage Debtors, secondary obligors and other obligors to make payment directly to the Agent, (ii) direct the Borrower to immediately deliver to the Agent all agreements and other documents relating to any Collateral, (iii) demand, collect or enforce payment of any notes, mortgages or other instruments or agreements constituting Collateral or such other obligations, but without any duty to do so, and the Agent and the Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action the Agent may deem necessary or desirable for the protection of its interests and the interests of the Lenders. At any time that an Event of Default exists or has occurred and is continuing, at the Agent’s direction, all invoices and statements sent to any Mortgage Debtor shall state that the applicable items of Collateral have been assigned to the Agent and are payable directly and only to the Agent; and, to the extent not already delivered, the Borrower shall deliver to the Agent such originals of documents evidencing the Borrower’s interest in Collateral as the Agent may require (so long as such originals have not been previously filed with an applicable Governmental Authority) and as permitted by applicable Requirements of Law. The Borrower shall immediately comply with any notice or direction given by the Agent pursuant to this Section 6.3.

6.4           Power of Attorney. The Borrower hereby irrevocably constitutes and appoints the Agent as the Borrower’s true and lawful attorney, with full power of substitution, at the sole cost and expense of the Borrower but for the sole benefit of the Agent and the Lenders, upon the occurrence of an Event of Default, to convert the Collateral into cash; to use pursuant to a royalty free license all of the Borrower ‘s intellectual property; to enforce collection of the Collateral, either in its own name or in the name of the Borrower, including, without limitation, executing releases or waivers, compromising or settling with any Mortgage Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to the Borrower and to take therefrom any remittances or proceeds of Collateral in which the Agent has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Agent shall designate; to endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of the Borrower on and to receive as secured party any of the Collateral; to sign the name of the Borrower on any notice of the Mortgage Debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of the Borrower any financing or other statement in order to perfect or protect the Agent’s security interest. The Agent shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Agent elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to the Borrower except for its own gross negligence or willful misconduct. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of the Borrower or surety to the Agent shall remain unpaid or the Agent is obligated under this Agreement to extend any credit to the Borrower.

6.5           Nonexclusive Remedies. All of the Agent’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Agent at such time or times and in such order of preference as the Agent in its sole discretion may determine.

6.6           Reassignment to the Borrower. Whenever the Agent deems it desirable that any legal action be instituted with respect to any Collateral or that any other action be taken in any attempt to effectuate collection of any Collateral, the Agent may reassign the item in question to the Borrower (and if the Agent shall execute any such reassignment, it shall automatically be deemed to be without warranty or recourse to the Agent in any event) and require the Borrower to proceed with such legal or other action at the Borrower’s sole liability, cost and expense, in which event all amounts collected by the Borrower on such item shall nevertheless be subject to the Agent’s security interest.

7.          AGENT

7.1           Appointment, Authority and Duties of Agent.

(a)	Each Lender hereby irrevocably appoints and designates Sterling National Bank as agent to act as herein specified. The Agent may, and each Lender by its becoming a party to this Agreement or execution of an Assignment and Acceptance shall be deemed irrevocably to have authorized Agent to, enter into all Loan Documents to which the Agent is or is intended to be a party and all amendments hereto, for its benefit and the Pro Rata benefit of Lenders and, except as otherwise provided in this Article 7, to exercise such rights and powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such other rights and powers as are reasonably incidental thereto. Each Lender agrees that any action taken by the Agent or the Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Agent or the Required Lenders of any of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents; (b) execute and deliver as agent each Loan Document and accept delivery of each such agreement by any Loan Party or any other Person; (c) act as collateral agent for the Lenders for purposes of the perfection of all security interests and Liens created by this Agreement or the Loan Documents and, subject to the direction of the Required Lenders, for all other purposes stated therein, provided that the Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for the Agent and the other Lenders for purposes of the perfection of all security interests and Liens with respect to the Borrower’s Deposit Accounts maintained with, and all cash held by, such Lender; (d) subject to the direction of the Required Lenders, manage, supervise or otherwise deal with the Collateral; and I except as may be otherwise specifically restricted by the terms of this Agreement and subject to the direction of the Required Lenders, exercise all remedies given to the Agent with respect to any of the Collateral under the Loan Documents relating thereto, Requirements of Law or otherwise. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship with any Lender (or any Lender’s participants). Unless and until its authority to do so is revoked in writing by Required Lenders, the Agent alone shall be authorized to determine whether to fund a Loan and to exercise its own credit judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate the Agent from any liability to Lenders or any other Person for any errors in judgment.

(b)	The Agent (which term, as used in this sentence, shall include references to the Agent’s officers, directors, employees, attorneys, agents and Affiliates and to the officers, directors, employees, attorneys and agents of the Agent’s Affiliates) shall not: (i) have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents or (ii) be required to take, initiate or conduct any litigation, foreclosure or collection proceedings hereunder or under any of the other Loan Documents except to the extent directed to do so by the Required Lenders during the continuance of any Event of Default. The conferral upon the Agent of any right hereunder shall not imply a duty on the Agent’s part to exercise any such right unless instructed to do so by the Required Lenders in accordance with this Agreement.

(c)	The Agent may perform any of its duties by or through its agents and employees and may employ one or more Agent Professionals and shall not be responsible for the negligence or misconduct of any such Agent Professionals selected by it with reasonable care. The Borrower shall promptly (and in any event, on demand) reimburse the Agent for all reasonable expenses incurred by the Agent pursuant to any of the provisions hereof or of any of the other Loan Documents or in the execution of any of the Agent’s duties hereby or thereby created or in the exercise of any right or power herein or therein imposed or conferred upon it or Lenders (excluding, however, general overhead expenses), and each Lender agrees promptly to pay to the Agent, on demand, such Lender’s Pro Rata share of any such reimbursement for expenses that is not timely made by the Borrower to the Agent.

(d)	The rights, remedies, powers and privileges conferred upon the Agent hereunder and under the other Loan Documents may be exercised by the Agent without the necessity of the joinder of any other parties unless otherwise required by Requirements of Law. If the Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement or any of the other Loan Documents, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Loan Documents pursuant to or in accordance with the instructions of the Required Lenders except for the Agent’s own gross negligence or willful misconduct in connection with any action taken by it. Notwithstanding anything to the contrary contained in this Agreement, the Agent shall not be required to take any action that is in its opinion contrary to any Requirement of Law or the terms of any of the Loan Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability.

(e)	The Agent shall be entitled to rely, and shall be fully protected in so relying, upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, telecopier message or cable) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of Agent Professionals.

(f)	The Agent shall promptly, upon receipt thereof, forward to each Lender (i) copies of any significant written notices, reports, certificates and other information received by the Agent from any Loan Party (but only if and to the extent such Loan Party is not required by the terms of the Loan Documents to supply such information directly to Lenders) and (ii) copies of the results of any field audits by the Agent with respect to the Borrower. The Agent shall have no liability to any Lender for any errors in or omissions from any field audit or other examination of the Borrower or the Collateral, unless such error or omission was the direct result of the Agent’s willful misconduct.

7.2           Agreements Regarding Collateral.

(a)	The Lenders hereby irrevocably authorize the Agent to release any Lien with respect to any Collateral (i) upon the payment to the Agent of the proceeds of assignment into securitization, payoff, or similar transaction with respect to said Collateral, (ii) upon Full Payment of the Obligations, (iii) that is the subject of an asset sale permitted pursuant to Section 5.6 above, or (iv) with the written consent of all Lenders. The Agent shall have no obligation whatsoever to any of the Lenders to assure that any of the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly, sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority or to exercise any duty of care with respect to any of the Collateral.

(b)	The Agent and the Lenders each hereby appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of the Lenders) in any Collateral that, in accordance with the Code or any other Requirements of Law, can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor, shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

7.3           Action Upon Default. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default unless it has received written notice from a Lender or the Borrower specifying the occurrence and nature of such Default or Event of Default. If the Agent shall receive such a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, the Agent shall promptly notify the Lenders in writing and the Agent shall take such action and assert such rights under this Agreement and the other Loan Documents, or shall refrain from taking such action and asserting such rights, as the Required Lenders shall direct from time to time. If any Lender shall receive a notice of a Default or an Event of Default or shall otherwise acquire actual knowledge of any Default or Event of Default, such Lender shall promptly notify the Agent and the other Lenders in writing. In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans. Each Lender agrees that, except as otherwise provided in any of the Loan Documents or with the written consent of the Agent and the Required Lenders, it will not take any legal action or institute any action or proceeding against any Loan Party with respect to any of the Obligations or Collateral or accelerate or otherwise enforce its portion of the Obligations.

7.4           Remittance of Payments and Collections.

(a)	All payments by any Lender to the Agent shall be made not later than the time set forth elsewhere in this Agreement on the Business Day such payment is due; provided, however, that if such payment is due on demand by the Agent and such demand is made on the paying Lender after 1:30 p.m. on such Business Day, then payment shall be made by 11:00 a.m. on the next Business Day. Payment by the Agent to any Lender shall be made by wire transfer, promptly following the Agent’s receipt of funds for the account of such Lender and in the type of funds received by the Agent; provided, however, that if the Agent receives such funds at or prior to 12:00 noon, the Agent shall pay such funds to such Lender by 4:00 p.m. on such Business Day, but if the Agent receives such funds after 12:00 noon, the Agent shall pay such funds to such Lender by 4:00 p.m. on the next Business Day.

(b)	With respect to the payment of any funds from the Agent to a Lender or from a Lender to the Agent, the party failing to make full payment when due pursuant to the terms hereof shall, on demand by the other party, pay such amount together with interest thereon at the Wall Street Journal Prime Rate. In no event shall the Borrower be entitled to receive any credit for any interest paid by the Agent to any Lender, or by any Lender to the Agent, at the Wall Street Journal Prime Rate as provided herein.

(c)	If the Agent pays any amount to a Lender in the belief that a related payment has been or will be received by the Agent from a Loan Party and such related payment is not received by the Agent, then the Agent shall be entitled to recover such amount from each Lender that receives such amount. If the Agent determines at any time that any amount received by it under this Agreement or any of the other Loan Documents must be returned to a Loan Party or paid to any other Person pursuant to any Requirement of Law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement or any of the other Loan Documents, the Agent shall not be required to distribute such amount to any Lender.

7.5           Ratable Sharing; Allocation.

(a)	If any Lender shall obtain any payment or reduction (including any amounts received as adequate protection of a bank account deposit treated as cash collateral under the United States Bankruptcy Code) of any Obligation of the Borrower (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its Pro Rata share of payments or reductions on account of such Obligations obtained by all of the Lenders, such Lender shall forthwith (i) notify the other Lenders and the Agent of such receipt and (ii) purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a Pro Rata basis; provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 7.5(a) may, to the fullest extent permitted by Requirements of Law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b)	At any time that an Event of Default exists or the Agent receives a payment or Collateral proceeds in an amount that is insufficient to pay all amounts then due and payable to the Agent and the Lenders, all monies to be applied to the Obligations shall be allocated among Agent and such of the Lenders as are entitled thereto (and, with respect to monies allocated to Lenders, on a Pro Rata basis unless otherwise provided herein): (i) first, to the Agent to pay the amount of expenses that have not been reimbursed to the Agent by the Borrower or the Lenders, together with interest accrued thereon at the rate applicable to the Loans, until Full Payment of all such Obligations; (ii) second, to the Agent to pay principal and accrued interest on any portion of the Loans which the Agent may have advanced on behalf of any Lender and for which the Agent has not been reimbursed by such Lender or the Borrower, until Full Payment of all such Obligations; (iii) third, to the extent that the Agent has not received from any Lender a payment as required by Section 1.13, to the Agent to pay all such required payments from each Lender, until Full Payment of all such Obligations; (iv) fourth, to Agent to pay any claims that have not been paid pursuant to any indemnity of Agent Indemnitees by any Loan Party or the Lenders, in each case together with interest accrued thereon at the rate applicable to Loans, until Full Payment of all such Obligations; (v) fifth, to the Agent to pay any fees due and payable to the Agent, until Full Payment of all such Obligations; (vi) sixth, to each Lender, ratably, for any claims such Lender has paid to the Agent Indemnitees pursuant to its indemnity of Agent Indemnitees and any expenses such Lender has reimbursed to the Agent or such Lender has incurred, to the extent that such Lender has not been reimbursed by the Loan Parties therefor; (vii) seventh, to the Lenders in payment of the unpaid principal and accrued interest in respect of the Loans and other Obligations in any way relating to the Loan Documents then outstanding, in such order of application as shall be designated by the Agent (acting at the direction or with the consent of the Required Lenders); and (viii) eighth, to Sterling National Bank or any Affiliate of Sterling National Bank in payment of any other Obligations owed to such Person and secured by the Collateral hereunder. The allocations set forth in this paragraph are solely to determine the rights and priorities of the Agent and the Lenders as among themselves and may be changed by the Agent and the Lenders without notice to or the consent or approval of the Borrower or any other Person.

7.6           Defaulting Lenders. If a Lender becomes a Defaulting Lender then, until such time as such Defaulting Lender has, as applicable, funded its Pro Rata share of the applicable Loan and made payment in full to the Agent of all amounts otherwise necessary to cease to be a Defaulting Lender such Defaulting Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document (it being understood and agreed that this provision takes precedence over any other provision in this Agreement or the other Loan Documents which, on its face, may require the consent of all Lenders, other than to the extent expressly provided in Section 7.11) and, with respect to any such Defaulting Lender, the amount of the Loans held by such Lender shall not be counted as outstanding for purposes of determining “Required Lenders” hereunder or (ii) be entitled to receive any payments of principal, interest, or fees from the Borrower, the Agent or the other Lenders, as applicable, in respect of its Loans or Lending Amounts and Agent may, but shall not be required, to apply such payments to such Defaulting Lender’s obligations hereunder, at such time, and in such order, as Agent may elect in its sole discretion.

7.7           Delivery of Documents, Notices, Etc. The Agent shall, promptly upon receipt thereof, deliver to each Lender a copy of (i) the documents required to be delivered by item 13 of Annex 2 hereof, (ii) each document delivered from time to time by Borrower and identified on Exhibit A hereto, and (iii) each other notice sent by or on behalf of the Borrower or any Guarantor and intended for delivery to the Agent or any Lender pursuant to any Loan Document.

7.8           Indemnification of Agent Indemnitees. Each Lender agrees to indemnify and defend the Agent Indemnitees (to the extent not reimbursed by the Borrower, but without limiting the indemnification obligations of the Loan Parties under any of the Loan Documents), on a Pro Rata basis, and to hold each of the Agent Indemnitees harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, costs (including remedial response costs), charges, expenses and disbursements of any kind or nature (including reasonable attorneys’, accountants’, consultants’, or paralegals’ fees and expenses) which may be imposed on, incurred by or asserted against any of the Agent Indemnitees in any way related to or arising out of any of the Loan Documents or referred to herein or therein or the transactions contemplated thereby; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

7.9           Limitation on Responsibilities of Agent. The Agent shall not be liable to the Lenders for any action taken or omitted to be taken under or in connection with this Agreement or the other Loan Documents except as a result and to the extent of losses caused by the Agent’s actual gross negligence or willful misconduct. The Agent does not assume any responsibility for any failure or delay in performance or breach by any Loan Party or any Lender of its obligations under this Agreement or any of the other Loan Documents. The Agent does not make to the Lenders, and no Lender makes to the Agent or the other Lenders, any express or implied warranty, representation or guarantee with respect to the Obligations, the Collateral, the Loan Documents or any Loan Party. Neither the Agent nor any of its officers, directors, employees, attorneys or agents shall be responsible to the Lenders, and no Lender nor any of its agents, attorneys or employees shall be responsible to the Agent or the other Lenders, for: (i) any recitals, statements, information, representations or warranties by or on behalf of any Loan Party contained in any of the Loan Documents or in any certificate or other document furnished pursuant to the terms hereof; (ii) the execution, validity, genuineness, effectiveness or enforceability of any of the Loan Documents; (iii) the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; (iv) the validity, enforceability or collectability of any the Obligations; or (v) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or any Mortgage Debtor. Neither the Agent nor any of its officers, directors, employees, attorneys or agents shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any of the duties or agreements of such Loan Party under any of the Loan Documents or the satisfaction of any conditions precedent contained in any of the Loan Documents.

7.10         Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving at least 30 days written notice thereof to each Lender and the Borrower. Upon receipt of any notice of such resignation, the Required Lenders, after prior consultation with (but without having to obtain consent of) each Lender, shall have the right to appoint a successor Agent which shall be (i) a Lender, (ii) a United States based affiliate of a Lender, or (iii) a commercial bank that is organized under the laws of the United States or of any State thereof and has a combined capital surplus of at least $100,000,000 and, provided no Default or Event of Default then exists, is reasonably acceptable to the Borrower (and for purposes hereof, any successor to Sterling National Bank shall be deemed acceptable to the Borrower). If no successor agent is appointed prior to the effective date of the resignation of the Agent, then the Agent may appoint, after consultation with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent without further act, deed or conveyance, and the retiring Agent shall be discharged from its duties and obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement, any successor by merger or acquisition of the stock or assets of Sterling National Bank shall continue to be the Agent hereunder without further act on the part of the parties hereto.

7.11         Consents, Amendments and Waivers.

(a)	No amendment or modification of any provision of this Agreement or any of the other Loan Documents, nor any waiver of any Default or Event of Default, shall be effective without the prior written agreement or consent of the Required Lenders; provided, however, that

(i)         without the prior written consent of the Agent, no amendment or waiver shall be effective with respect to any provision in any of the Loan Documents (including this Article 7) to the extent such provision relates to the rights, duties, immunities, exculpation, indemnification or discretion of the Agent;

(ii)         without the prior written consent of the Agent, no amendment or waiver with respect to the definition of “Defaulting Lender” (except to be more inclusive of the facts and circumstances which cause a Lender to become a Defaulting Lender) shall be effective;

(iii)        without the prior written consent of each affected Lender (including any Defaulting Lender), no amendment or waiver shall be effective that would (1) increase or otherwise modify any Lending Amount of such Lender (other than to reduce such Lender’s Lending Amount on a proportionate basis with the same Lending Amounts of other Lenders); (2) alter (other than to increase) the rate of interest or fees payable in respect of any Obligations owed to such Lender; (3) waive or defer collection of any interest or fee payable to such Lender; (4) subordinate the payment of any Obligations owed to such Lender to the payment of any Indebtedness; or (5) extend the Maturity Date (which consent, for the avoidance of doubt, is not required in connection with any automatic extension of the Maturity Date); and

(iv)        without the prior written consent of all Lenders (except a Defaulting Lender), no amendment or waiver shall be effective that would (1) waive any Default or Event of Default if the Default or Event of Default relates to the Borrower’s failure to observe or perform any covenant that may not be amended without the unanimous written consent of the Lenders (and, where so provided hereinafter, the written consent of the Agent) as hereinafter set forth, (2) alter the provisions of Section 1.3(d), Section 1.9, Section 2.1 (except to add to the categories of property of the Borrower constituting Collateral), Section 7.5, this Section 7.11, Section 8.4 or Section 8.9, (3) amend the definitions of “Pro Rata” or “Required Lenders” (and the other defined terms used in such definitions), or any provision of this Agreement obligating the Agent to take certain actions at the direction of the Required Lenders, or any provision of any of the Loan Documents regarding the Pro Rata treatment or obligations of Lenders, (4) subordinate the priority of any Liens granted to the Agent under any of the Loan Documents to consensual, non-statutory Liens granted after the Closing Date to any other Person, except as currently provided in or contemplated by the Loan Documents (including a subordination in favor of the holders of Permitted Liens that are permitted to have priority over the Agent’s Liens), or (5) release any Loan Party from liability for any of the Obligations.

(b)	The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration or other thing of value, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for or as an inducement to the consent to or agreement by such Lender with any waiver or amendment of any of the terms and provisions of this Agreement or any of the other Loan Documents to the extent that the agreement of all Lenders to any such waiver or amendment is required, unless such remuneration or thing of value is concurrently paid, on the same terms, on a Pro Rata or other mutually agreed upon basis to all Lenders; provided, however, that the Borrower may contract to pay a fee only to those Lenders who actually vote in writing to approve any waiver or amendment of the terms and provisions of this Agreement or any of the other Loan Documents to the extent that such waiver or amendment may be implemented by vote of the Required Lenders and such waiver or amendment is in fact approved.

7.12         Due Diligence and Non-Reliance. Each Lender hereby acknowledges and represents that it has, independently and without reliance upon the Agent or the other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund the Loans to be made by it hereunder, and each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Loan Party as such Lender feels necessary and appropriate, and has taken such care on its own behalf as would have been the case had it entered into the other Loan Documents without the intervention or participation of the other Lenders or the Agent. Each Lender also hereby acknowledges that it will, independently and without reliance upon the other Lenders or the Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and in taking or refraining to take any other action under this Agreement or any of the other Loan Documents.

7.13         Representations and Warranties of Lenders. Each Lender represents and warrants to the Borrower, the Agent and the other Lenders that (a) it has the power to enter into and perform its obligations under the Loan Documents, (b) it has taken all necessary action to authorize its execution and performance of the Loan Documents to which it is a party and (c) none of the consideration used by it to make or fund its Loans or to participate in any other transactions under this Agreement constitutes for any purpose of ERISA or Section 4975 of the Tax Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Tax Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute plan assets under ERISA.

7.14         The Required Lenders. As to any provisions of this Agreement or the other Loan Documents under which action may or is required to be taken upon direction or approval of the Required Lenders, the direction or approval of the Required Lenders shall be binding upon each Lender to the same extent and with the same effect as if each Lender joined therein. Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not be deemed to be a beneficiary of, or be entitled to enforce, sue upon or assert as a defense to any of the Obligations, any provisions of this Agreement that requires the Agent or any Lender to act, or conditions their authority to act, upon the direction or consent of the Required Lenders; and any action taken by the Agent or any Lender that requires the consent or direction of the Required Lenders as a condition to taking such action shall, insofar as the Borrower is concerned, be presumed to have been taken with the requisite consent or direction of the Required Lenders.

7.15         Several Obligations. The obligations of each Lender under this Agreement and the other Loan Documents are several and neither the Agent nor any Lender shall be responsible for the performance by the other Lenders of its obligations hereunder or thereunder. Notwithstanding any liability of the Lenders stated to be joint and several to third Persons under any of the Loan Documents, such liability shall be shared, as among Lenders, Pro Rata. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, association, joint venture or any other kind of entity.

7.16         Agent in its Individual Capacity. With respect to its obligation to lend under this Agreement, the Loans made by it and each promissory note issued to it, the Agent shall have the same rights and powers hereunder and under the other Loan Documents as any other Lender and may exercise the same as though it were not performing the duties specified herein, and the terms “Lenders,” “Required Lenders,” or any similar term shall, unless the context clearly otherwise indicates, include the Agent in its capacity as a Lender. The Agent and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower or any other Loan Party, or any Affiliate of the Borrower or any other Loan Party, as if it were any other bank and without any duty to account therefor (or for any fees or other consideration received in connection therewith) to the other Lenders. Sterling National Bank and its Affiliates may receive information regarding the Borrower or any of the Borrower’s Affiliates and Mortgage Debtors (including information that may be subject to confidentiality obligations in favor of the Borrower or any of its Affiliates) and Lenders acknowledge that neither the Agent nor Sterling National Bank shall be under any obligation to provide such information to Lenders to the extent acquired by Sterling National Bank in its individual capacity and not as Agent hereunder.

7.17         No Third Party Beneficiaries. Except with respect to Section 7.13, this Article 7 is not intended to confer any rights or benefits upon the Borrower or any other Person except the Lenders and the Agent, and, except with respect to Section 7.13, no Person (including the Borrower) other than Lenders and the Agent shall have any right to enforce any of the provisions of this Article.

7.18         Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until an executed Assignment and Acceptance has been received by the Agent.

8.         MISCELLANEOUS

8.1         Waivers. The Borrower, each Guarantor and each Subsidiary hereby waive notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waive any and all suretyship defenses and defenses in the nature thereof; provided, however, that Newtek does not waive the requirement that demand be made upon it in accordance with the Guaranty for payment of its obligations under this Agreement.

8.2         Severability. If any provision of this Agreement or portion of such provision or the application thereof to any Person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

8.3         Deposit Collateral. The Borrower, each Guarantor and each Subsidiary hereby grant to the Agent and any Agent Affiliate a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Agent or any Agent Affiliate to the Borrower, any Guarantor or any Subsidiary, as the case may be, and any cash, securities, instruments or other property of the Borrower, each Subsidiary and each Guarantor in the possession of the Agent or any Agent Affiliate, whether for safekeeping or otherwise, or in transit to or from the Agent or any Agent Affiliate (regardless of the reason the Agent or Agent Affiliate had received the same or whether the Agent or Agent Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower to the Agent or any Agent Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of the Loan Parties to the Agent or any Agent Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Agent or any Agent Affiliate.

8.4         Indemnification. The Borrower shall indemnify, defend and hold each Indemnitee harmless of and from any claim brought or threatened against any Indemnitee by any Loan Party or endorser of the Obligations, or any other Person (as well as from reasonable attorneys’ fees and expenses in connection therewith) on account of the Agent’s or any Lender’s relationship with any Loan Party or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Indemnitee with counsel of the Indemnitee’s election, but at the expense of the Borrower), except for any claim arising out of the gross negligence or willful misconduct of such Indemnitee. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Agent or any Lender in favor of any Loan Party.

8.5         Costs and Expenses. The Borrower shall pay to the Agent on demand any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Agent in the preparation of this Agreement and in establishing, maintaining, protecting or enforcing any of the Agent’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Agent (a) in defending the Agent’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations and (b) in any bankruptcy or other proceeding related to any Loan Party. In addition, the Borrower shall pay to the Agent on demand, for the benefit of the Lenders any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by each Lender (a) in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations and (b) in any bankruptcy or other proceeding related to any Loan Party.

8.6         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute but one agreement. Any party to a Loan Document may rely on signatures of the parties thereto or in any notice or communication delivered pursuant thereto which are transmitted by facsimile or other electronic means as fully as if manually signed.

8.7         Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersede all prior and contemporaneous proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

8.8         Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Agent shall be entitled to rely thereon) until released in writing by the Agent. Subject to Section 7.10, the Agent may transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights of the Agent; and the Agent shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and the Collateral. Neither the Borrower nor any Guarantor nor any Subsidiary may assign or transfer any of its rights or delegate any of its obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

8.9         Amendments and Waivers. No amendment or waiver of this Agreement or any other Loan Document or any provision hereof or thereof, and no consent to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Agent and the Lenders (or, where otherwise expressly permitted pursuant to Section 7.11, the Required Lenders in lieu of the Agent and the Lenders), the Borrower and Newtek, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing and no delay or omission on the part of the Agent in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of the Agent on any future occasion. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Event of Default at the time.

8.10         Assignment by Lenders.

(a)	Each Lender may assign to one or more assignees all or an undivided Pro Rata portion of its rights and obligations under this Agreement (which portion shall include a Pro Rata portion of its Lending Amount and the Loans at the time owing to it); provided that, except in the case of an assignment to an Affiliate of the Lender or an Approved Fund, such assignment is subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld). Each such partial assignment shall be in a minimum principal amount of $100,000 (unless otherwise agreed by the Agent in its sole discretion) and integral multiples of $50,000 in excess of that amount; Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the assigning Lender under this Agreement, and such Lender shall, to the extent of the interest assigned, be released from its bligetions under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.9, Section 2.10 and Section 8.4). Each Loan Party hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section 8.10.

(b)	Each Lender may, without the consent of the Agent or the Borrower, sell participations to one or more banks or other entities in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Lending Amount and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Agent and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

(c)	Each Lender may at any time, without the consent of the Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d)	Each Lender’s Lending Amount shall be represented by a Note in the original principal amount of that Lender’s Lending Amount. Any Lender wishing to assign all or a Pro Rata interest in its rights and obligations under this Agreement shall surrender its Note to the Agent, duly endorsed for cancellation; whereupon the Agent shall cause to be issued one or more replacement Notes reflecting said assignment. The Borrower agrees to cooperate with the Agent in effectuating the issuance of all such replacement Note(s); and in the event that the Borrower does not execute and deliver such replacement Note(s) within five (5) Business Days after demand by the Agent therefor, the Borrower hereby grants to the Agent, together with the Agent’s representatives, an irrevocable power of attorney, couple with an interest, to execute and deliver to the assigning Lender and/or its designees the replacement Note(s).

8.11         Term of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of any Loan Party to the Agent shall be outstanding, or the Agent shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between or among any Loan Parties and the Agent and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of the Agent or any of the liabilities, obligations or undertakings of or among any Loan Parties under any such agreement, nor shall any contemporaneous or subsequent agreement between or among any Loan Parties and the Agent be construed to limit or otherwise derogate from any of the rights or remedies of the Agent or any of the liabilities, obligations or undertakings of or among any Loan Parties hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

8.12         Notices. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by facsimile transmission or electronic mail, on the date of transmission if transmitted on a Business Day before 4:00 p.m. or, if not, on the next succeeding Business Day (provided that, in either case, the sender shall have received from the recipient a confirmation of transmission (in addition to any electronic confirmation of receipt generated by the facsimile or electronic mail system); (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed and with shipping charges paid; or (d) if by United States mail, three business days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, and properly addressed.

Notices shall be addressed as follows:

If to the Agent, to:

Sterling National Bank

500 Seventh Avenue

New York, New York 10018-4603

Attention: Neal Landerer

Fax No.: (212) 382-3442

With a copy to:

Lowenstein Sandler LLP

1251 Avenue of the Americas, 17th Floor

New York, New York 10020

Attention: Lowell A. Citron, Esq.

Fax No.: (973) 422-6809

If to the Borrower, to:

CDS Business Services, Inc.

60 Hempstead Avenue, 6th Floor

West Hempstead, New York 11552

Attention: Jennifer Eddelson

Fax No.: (516) 546-3820

With a copy to:

Newtek Business Services Corp.

Legal Department

212 West 35th Street, Second Floor

New York, NY 10001

Fax No.: (212) 356-9542

If to Newtek:

Newtek Business Services Corp.

212 West 35th Street, Second Floor

New York, NY 10001

Attention: Barry Sloane, Chief Executive Officer

Fax No.: (866) 339-7027

With a copy to:

Newtek Business Services Corp.

Legal Department

212 West 35th Street, Second Floor

New York, NY 10001

Fax No.: (212) 273-8293

or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.12. Notwithstanding the foregoing, any notice, request or demand by any Loan Party to or upon the Agent to make a Loan shall not be effective until received.

8.13         Reaffirmation of Guaranty. In consideration of Agent and Lenders agreeing to enter into this Agreement, Newtek hereby reaffirms and ratifies all of the terms, conditions, representations, warranties and covenants contained in the Guaranty made by Newtek to Agent and Lenders dated August 27, 2015 (the “Existing Guaranty”) and certifies that there are no defenses, offsets or counterclaims thereto as of the date hereof; expressly acknowledges that its obligations under the Existing Guaranty are continuing and not diminished or reduced by this Agreement or any other Loan Documents; agrees that the Existing Guaranty shall remain in full force and effect, enforceable against Newtek in accordance with its terms; and acknowledges and agrees that the Existing Guaranty covers, and that Newtek shall be liable for the payment and performance of, all obligations of Borrower, under the Loan Documents as modified by this Agreement.

8.14         Governing Law. This Agreement has been executed or completed and/or is to be performed in New York, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the laws of New York, without giving effect to the conflicts of laws principles thereof, but including Sections 5-1401 and 5-1402 of the General Obligations Law.

8.15         Reproductions; Disclosures. This Agreement and all documents which have been or may be hereinafter furnished by any Loan Party to the Agent or any Lender may be reproduced by the Agent or such Lender by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). The Agent and each Lender may refer to any Loan Party and this financing transaction in general terms in connection with any marketing material undertaken by the Agent or such Lender. No Loan Party shall issue any press releases or other disclosure regarding this financing transaction without the prior written consent of the Agent and each affected Lender.

8.16         Completing and Correcting this Agreement. Each Loan Party authorizes the Agent to fill in any blank spaces and to otherwise complete this Agreement and to correct any patent errors herein.

8.17         ADDITIONAL WAIVERS. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, EACH LOAN PARTY WAIVES (i) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (ii) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (iii) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

8.18         Jurisdiction and Venue. Each Loan Party irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in New York County, New York over any suit, action or proceeding arising out of or relating to this Agreement. Each Loan Party irrevocably waives, to the fullest extent it may effectively do so under Requirements of Law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Each Loan Party hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by certified mail, postage prepaid, return receipt requested, and by first class mail to such Loan Party’s address shown in this Agreement or as notified to the Agent in accordance with the terms of this Agreement or (ii) by serving the same upon such Loan Party in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service on such Loan Party.

8.19         JURY WAIVER. EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, HEREBY (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. EACH LOAN PARTY CERTIFIES THAT NEITHER THE AGENT, NOR ANY LENDER, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

8.20         Joint and Several. All joint obligations of the Loan Parties (or any group of Loan Parties) shall be joint and several (whether or not expressly stated herein), and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by the Agent or any Lender to any Loan Party, failure of the Agent to give any Loan Party notice of borrowing or any other notice, any failure of the Agent to pursue or preserve its rights against any Loan Party, the release by the Agent of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Agent to any other Loan Party or any Collateral for such Loan Party’s Obligations or the lack thereof.

8.21         Construction. Each party to a Loan Document has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and has participated jointly with the other parties in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.22         USA PATRIOT Act Notice. The Agent hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Agent to identify each Loan Party in accordance with the Patriot Act. Each Loan Party represents, warrants and covenants in favor of the Agent and each Lender that it is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.23         Foreign Asset Control Regulations. Neither the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading with the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, without limitation (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Loan Parties and none of or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

8.24         Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9. GENERAL PROVISIONS RELATED TO NEWTEK

9.1         Taxes.

(a)	Payments Free and Clear of Taxes. Except as otherwise provided in this Section 9.1, each payment by Newtek under any Loan Document shall be made free and clear of all present or future Taxes, other than for taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document).

(b)	Gross-Up. If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to the Agent or any Lender (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 9.1), the Agent or such Lender receives the amount it would have received had no such deductions been made, (ii) Newtek shall make such deductions and (iii) Newtek shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

I	Other Taxes. In addition, Newtek agrees to pay, and authorizes the Agent to pay in its name to the extent Newtek fails to do so on prior to the date when due, any Other Taxes. Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Newtek, the Borrower shall furnish to the Agent, the original or a certified copy of a receipt evidencing payment thereof.

(d)	Indemnification. Newtek shall reimburse and indemnify, within thirty (30) days after receipt of demand therefor the Indemnitees for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 9.1) paid by such Indemnitee and any liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate of any Indemnitee claiming any compensation under this clause (d), setting forth in reasonable detail the computation of the amounts to be paid thereunder and delivered to the Borrower shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, an Indemnitee may use any reasonable averaging and attribution methods.

9.2          Credit Reports and Disclosure. The Agent is authorized to make all inquires the Agent deems necessary to verify the accuracy of the information in respect of Newtek contained in the Loan Documents and to determine the credit worthiness of Newtek. Newtek authorizes any Person or credit reporting agency to give to the Agent any information it may have on Newtek. Newtek authorizes the Agent to answer questions about Newtek’s credit experience with the Agent. The Agent and each Lender may refer to Newtek and this financing transaction in general terms in connection with any marketing material undertaken by the Agent or such Lender. Unless required to do so by applicable law, Newtek shall not issue any press releases or other disclosure regarding this financing transaction without the prior written consent of the Agent and each affected Lender.

10.         NEWTEK’S REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and each Lender to enter into this Agreement and to extend the credit herein provided for, Newtek represents and warrants to the Agent and each Lender that:

10.1         Investment Company Status. Newtek is in full compliance with the Investment Company Act.

10.2         Federal Reserve Regulations. Newtek is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. None of the Collateral is used or was acquired primarily for personal, family or household purposes.

10.3         Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Loan, Newtek is Solvent. No transfer of property has been or will be made by Newtek and no obligation has been or will be incurred by Newtek in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Newtek.

11.         NEWTEK COVENANTS

Until the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, Newtek agrees to comply with the covenants set forth in this Article 11 that are applicable to Newtek.

11.1         Payments and Performance. Newtek will duly and punctually pay all payment Obligations in accordance with the Guaranty and will duly and punctually perform all other Obligations on its part to be performed under the Loan Documents.

11.2         Books and Records; Inspection. Newtek will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with GAAP, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Agent, adequate to determine fairly the financial condition and the results of operations of Newtek. Newtek will at all reasonable times and upon reasonable notice make its books and records available in its offices for inspection, examination and duplication by the Agent and the Agent’s representatives and will permit the Agent and the Agent’s representatives to discuss its affairs, finances and condition with its officers and independent accountants

11.3         Maintenance of Existence; Conduct of Business. Newtek will maintain its existence in good standing and shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and all rights, Permits, privileges and franchises material to the conduct of its business.

11.4         Compliance with Law. Newtek will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

11.5         Solvency. Newtek will remain Solvent during the term of this Agreement.

11.6         Operating and Deposit Accounts. Newtek shall maintain with the Agent the accounts set forth in Section 4 of Annex 2.

11.7         Payment of Newtek Taxes, Accounts Payable and Other Obligations. Newtek will pay, before the same shall become delinquent or in default, its obligations, including Loan Party Taxes, except and only to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (b) Newtek has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

11.8         [Intentionally omitted].

11.9         Environmental. Newtek shall use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary Permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws. Newtek agrees to indemnify and hold each Indemnitee harmless from all liability, loss, cost, damage and expense, including attorneys’ fees and costs of litigation, arising from any violation by Newtek of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any of the premises owned or controlled by Newtek. Newtek agrees that its obligations hereunder shall be continuous and shall survive the repayment of all Obligations.

11.10       Third Parties. Newtek acknowledges and agrees that the Agent shall have no duty to, and shall not be deemed to have assumed any liability or responsibility to, Newtek or any third Person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Newtek by the Agent (all of which shall be without recourse to the Agent) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and the Agent, by accepting a Lien on the Collateral, or by releasing any Collateral to Newtek, shall have no duty to, and shall not be deemed to have assumed any obligation or liability to, any supplier, Mortgage Debtor or any other third party, and Newtek agrees to indemnify and defend the Agent against and hold it harmless from any claim or proceeding arising out of the foregoing.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the date set forth in the first paragraph hereof.

BORROWER:

CDS BUSINESS SERVICES, INC.		Witness

By:	/s/ Barry Sloane	/s/ Halli Razon
Name:	Barry Sloane
Title:	Chief Executive Officer

Acknowledged and Agreed to:

GUARANTOR

NEWTEK BUSINESS SERVICES CORP.		Witness

By:	/s/ Barry Sloane	/s/ Halli Razon
Name:	Barry Sloane
Title:	Chief Executive Officer

Accepted:

BANKUNITED, N.A.		Lending Amount: Up to $20,000,000
as a Lender

By:	/s/ Jonathan Brand
Name:	Jonathan Brand
Title:	Vice President

Address for Notices:

Accepted:

ADMINISTRATIVE AGENT, COLLATERAL AGENT
AND LENDER:

STERLING NATIONAL BANK,		Lending Amount: Up to $15,000,000
as Agent and a Lender

By:	/s/ Neal Landerer
Name:	Neal Landerer
Title:	Vice PResident

EXHIBIT A

ADVANCE REQUEST PACKAGE

For each Mortgage Loan intended to be Collateral for an Advance:

1.         Note

2.         Mortgage or deed of Trust

3.         Allonge to Mortgage Note

4.         Assignment of Mortgage or Deed of Trust in recordable form

5.         Phase I Environmental Report

6.         MAI Appraisal of Property

7.         Survey of Property

8.         Lender’s Title Insurance Policy

9.         Insurance certificates with respect to Property/Casualty and Commercial General Liability Insurance

10.       All other instruments and agreements executed and delivered in connection with the foregoing

EXHIBIT B

BORROWING BASE CERTIFICATE

Date:______________

Re:
Amended and Restated Loan and Security Agreement, dated as of December 1, 2015 (the "Loan Agreement"), by and among CDS BUSINESS SERVICES, INC. (“Borrower”), the Lenders defined therein and party thereto from time to time, and the Agent.

Computation of Borrowing Base

CDS Business Services, Inc. (“Borrower”):

1	Gross First Mortgage Loans
2	less: Over 365 Days from Funding
3	less: First Mortgage Loans Otherwise Not Meeting Eligibility Criteria
4	Total 90% Rate Ineligible (2 + 3 )
5	Net 90% Rate Eligible First Mortgage Loans (1 – 4)
6	Approved Advance Percentage	90%
7	Net Amount Available for Advance at 90% Rate Against Eligible First Mortgage Loans (5 x 6)
8	less: Total Principal Amount Excess of Eligible First Mortgage Loans
10	Borrowing Base for Eligible First Mortgage Loans (7 - 8)

9	Gross Second Mortgage Loans
10	less: Over 90 Days from Funding
11	less: Second Mortgage Loans Otherwise Not Meeting Eligibility Criteria
12	Total Ineligible Second Mortgage Loans (11 + 12)
13	Net Amount Available for Advance at 90% Rate Against Eligible Second Mortgage Loans (9 - 12)
14	Approved Advance Percentage	90%
15	Net Amount Available for Advance at 90% Rate Against Eligible Second Mortgage Loans (13 x 14)
16	less: Total Principal Amount Excess of Second Mortgage Loans
17	Borrowing Base for Eligible Second Mortgage Loans (15 – 16)

18	Combined Preliminary First Mortgage Loan + Second Mortgage Loan Borrowing Base (10 + 17)

19	less: Total Appraised Value Cap

20	Preliminary Borrowing Base (18 - 19)

21	plus: Additional Imputed Loan Amount
22	plus: Additional Cash Collateral Pledged by Parent
23	sum of 21 + 22

24	Total Borrowing Base before Outstanding Loans (20 + 23)

25	Maximum Facility Amount	$35,000,000
26	Outstanding Loans
27	Maximum Facility Amount less Outstanding Loans (25 – 26)

28	Borrowing Base: lesser of (x) line 25 and (y) line 27

COVENANT COMPLIANCE:

	Actual	Required	Test Met?

Leverage Ratio:		7.00 : 1.00	Y / N

Tangible Net Worth:		[1]	Y / N

Eligible Mortgage Loan Ratio:		1.00 : 1.00	Y / N

Guarantor Leverage Ratio:		1.00 : 1.00	Y / N

Net Loss:		[2]	Y / N

1 $2,250,000 as of the Closing Date; and $4,750,000 at all times after the aggregate original principal amount of all Loans under the Loan Agreement equals or exceeds $7,000,000 (whether or not, at any time thereafter, said aggregate principal amount is reduced below $7,000,000 pursuant to repayments of Loans).

2 Loss in excess of: (i) as of the end of the first three fiscal quarters of each fiscal year for the then –elapsed portion of such fiscal year, $50,000; and (ii) an after-tax loss of $0 as of the end of each fiscal year.

Pursuant to the Loan Agreement, Agent has agreed to make the Loans on the conditions set forth in the Loan Agreement including, without limitation, that the undersigned execute and deliver to the Agent this Certificate from time to time. Terms used in this Certificate shall have the same meaning as ascribed thereto in the Loan Agreement. For purposes of inducing the Lenders to make Revolving Loans pursuant to the terms of the Loan Agreement, the undersigned hereby certifies that the foregoing statement is true and correct and in accordance with the books and records of Borrower and such Collateral is available as acceptable Collateral for Revolving Loans in accordance with the representations and warranties set forth in the Loan Agreement and as of the date hereof no Event of Default, or event which after notice or lapse of time or both would be an Event of Default under the Loan Agreement has occurred. The outstanding Maximum Facility Amount reflects our indebtedness under the Loan Agreement.

CDS BUSINESS SERVICES, INC.

By:

Annex	1
Definitions

The following terms are defined in the corresponding sections:

Defined Term	Section
Agreement	Preamble
Amendments and Waivers	8.9
Authorized Person	1.8
Borrower	Preamble
Agent	Preamble
Collateral Management Fee	Annex 2
Deposit Collateral	8.3
Event of Default	6.1
Executive Order	8.22
Financial Statements	3.12
Foreign Asset Control Regulations	8.22
Guarantor(s)	Annex 2
Investment Company Act	3.20
Lenders	Preamble
Lien Law	4.14
Loan Account	1.2
Loans	1.1
Loan Documents	1.1
Maturity Date	Annex 2
Maximum Facility Amount	Annex 2
Maximum Lawful Rate	1.3(d)
NSBF	3.23
NSBF Note Collateral	3.23
Original Loan Agreement	Preamble
Other Taxes	1.14(c)
Patriot Act	8.21
Portfolio Borrower	11.8
Portfolio Company Loan	11.8
Register	1.2
SEC	Annex 2
Security Deposit	Annex 2
Taxes	1.14(a)
Trading with the Enemy Act	8.22

Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Additional Imputed Loan Amount” means, with respect to Referenced Mortgage Loans that are Eligible Mortgage Loans pledged by the Borrower pursuant to Section 4.18 hereof, the principal amount of Loans that could be made pursuant to this Agreement with respect to said referenced Mortgage Loans but for the fact that the Borrowing Base has otherwise been exceeded.

“Affiliate” shall mean with respect to any Person, (a) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person, or (iii) any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (ix) to vote 10% or more of the Stock or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person, or (y) to director or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract or otherwise.

“Agent Indemnitees” shall mean the Agent and its Affiliates and all of Agent's and each of its Affiliates' present and future officers, directors, agents, employees and attorneys

“Agent Affiliate” shall mean any Affiliate of the Agent or the Agent, including, without limitation, or any of its banking or lending affiliates, or any bank acting as a participant under any loan arrangement between the Agent and any Loan Party, or any third party acting on the Agent's behalf.

“Agent Professionals” shall mean attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by Agent or any Agent Affiliate.

“Appraised Value” shall mean, with respect to any real property encumbered by a Mortgage Loan, the fair market value of said real property set forth on a Qualified Appraisal thereof.

“Appraised Value Excess” shall mean (i) with respect to any Eligible First Mortgage Loan, the principal amount thereof in excess of 81% of the Appraised Value of the real property encumbered by said Eligible First Mortgage Loan, and (ii) with respect to any Eligible Second Mortgage Loan, the principal amount thereof in excess of 45% of the Appraised Value of the real property encumbered by said Eligible Second Mortgage Loan; provided that, notwithstanding the foregoing, with respect to any real property encumbered by both a First Mortgage Loan and a Second Mortgage Loan, the Appraised Value Excess shall mean the principal amount in excess of (i) 81% of the Appraised Value of the real property during the 90-day period following the funding date of the first Eligible Mortgage Loan funded, and (ii) 45% of the Appraised Value of the real property thereafter.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee and accepted by the Agent.

“Blocked Account” means, if as and when requested by Agent, an account established in the name of the Borrower and maintained at the Agent.

“Blocked Account Agreement” means a Blocked Account Agreement in the form approved by the Agent from time to time executed and delivered by the Borrower and the Agent and governing the Blocked Account.

“Borrowing Base” shall mean, at any time, the amount identified as such on the most recent Borrowing Base Certificate delivered to the Agent.

“Borrowing Base Certificate” means a certificate, executed and delivered by the chief financial officer of the Borrower, in the form annexed hereto as Exhibit B.

"Business Day" shall mean any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized by law to close in New York City.

"Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as in effect on the date hereof), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (as in effect on the date hereof).

“Cash Collateral Account” shall mean a demand deposit, money market or other account established by the Borrower at the Agent, which account shall be subject to the Agent’s Liens for the benefit of the Lenders.

“CDC” shall mean a Certified Development Company as defined in 13 CFR §120.820.

“Change in Control” shall mean (a) any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest in the Borrower so that Newtek directly or indirectly no longer holds a controlling interest in the Borrower or the sale of more than fifty percent (50%) of the assets of the Borrower or (b) that either Barry Sloane ceases to be involved in the day-to-day operations of Newtek or Peter Downs ceases to be involved in the day-to-day operations of one or more of Newtek’s Affiliates, each performing functions substantially similar to the functions performed on the date hereof, and a successor thereto acceptable to the Agent, has not commenced such functions within 120 days thereof.

"Closing Date" shall mean the date upon or after the execution of this Agreement on which all of the conditions precedent to the making of the initial Loan shall have been satisfied or waived.

"Code" shall mean the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy under the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be..

"Collateral" shall mean all right, title and interest of the Borrower in and to each of the following items, whether now owned or existing or hereafter created, acquired or arising, and wherever located from time to time:

(i)	accounts;
(ii)	chattel paper;
(iii)	goods;
(iv)	inventory;
(v)	equipment;
(vi)	fixtures;
(vii)	farm products;
(viii)	instruments;
(ix)	investment property;
(x)	documents;
(xi)	commercial tort claims;
(xii)	deposit accounts and money;
(xiii)	letter-of-credit rights;
(xiv)	general intangibles;
(xv)	supporting obligations;
(xvi)	vehicles;
(xvii)	real property;
(xviii)	to the extent not listed above, all other personal property and real property;
(xix)	health-care insurance receivables;
(xx)	money; and
(xxi)	all proceeds and products of the foregoing.

"Contractual Obligation" shall mean, with respect to any Person, any provision of any security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

"Copyrights" shall mean all of the following now owned or hereafter acquired by the Borrower: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Debt Service Coverage Ratio” shall mean, with respect to a Mortgage Debtor, the ratio of (i) the Mortgage Debtor’s earnings before interest, taxes, depreciation and amortization to (ii) total current (i.e., principal and interest due within one (1) year) portion of Indebtedness of the Mortgage Debtor (including, but not limited to, Indebtedness represented by a Mortgage Loan).

“Default” shall mean any Event of Default and any event that, with the passing of time or the giving of notice, or both, would become an Event of Default.

“Defaulting Lender” shall mean any Lender (a) that for any reason fails or refuses to (i) fund its Pro Rata share of any Loan in violation of this Agreement or (ii) make any other payment of any nature to Agent under any applicable term hereof or the other Loan Documents, (b) against which any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction shall have occurred and be continuing, (c) that has notified the Borrower, the Agent, or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or any other agreement in which it commits or is obligated to extend credit or (d) that has become or is insolvent, as reasonably determined by the Agent in consultation with the Borrower.

"Document" means a document of title, as defined in Section 1-201 of the Code.

"Dollars" and the sign "$" each mean the lawful money of the United States of America.

"Domestic Subsidiary" shall mean any Subsidiary that is not a "controlled foreign corporation" within the meaning of Section 957 of the Tax Code.

“Eligibility Criteria” shall mean, with respect to a Mortgage Loan:

(a)          the Mortgage Debtor shall have been in existence not less than two (2) years;

(b)          the Mortgage Debtor’s Debt Service Coverage Ratio equals or exceeds 1.20 to 1:00 as of the end of the most recent four fiscal quarter period then ended;

(c)          the principal amount of all Indebtedness of the Mortgage Debtor secured by mortgages and/or deeds of trust (including, but not limited to, any Mortgage Loans) does not exceed (i) $9,000,000 in the case of mortgages or deeds of trust encumbering real property of the Mortgage Debtor that is multi-use or hospitality property, and (ii) $7,000,000 in the case of mortgages or deeds of trust encumbering all other real property;

(d)          neither the Mortgage Debtor nor any guarantor or principal owner of the Mortgage Debtor is currently a debtor in any bankruptcy or similar proceeding;

(e)          at least one owner of the Mortgage Debtor or guarantor of the Mortgage Loan has a FICO score exceeding 650;

(f)          [intentionally omitted];

(g)          the Mortgage Loan meets all requirements of the SBA for a “Section 504” loan, and the SBA has issued a loan authorization with respect thereto;

(h)          the real property encumbered by the Mortgage Loan is not a leasehold estate;

(i)          the Mortgage Loan is not a construction loan;

(j)          the Mortgage Loan provides for regular monthly installments and is not more than two (2) installments past due;

(k)          not more than 365 days have elapsed since the funding of the Mortgage Loan;

(l)          an appraisal of the Mortgaged Property, together with an environmental conditions report regarding the Mortgaged Property, have been delivered to the Agent, and each shall have been determined by the Agent to be satisfactory to Agent based upon review by Agent’s independent third party appraiser and environmental consultant; and

(m)         the Mortgage Loan meets such other criteria as the Agent may establish or impose in its sole reasonable judgment.

“Eligible First Mortgage Loan” shall mean an Eligible Mortgage Loan that is also a First Mortgage Loan.

“Eligible Second Mortgage Loan” shall mean an Eligible Mortgage Loan that is also a Second Mortgage Loan; provided that the real property encumbered by said Eligible Mortgage Loan is also encumbered by an Eligible First Mortgage Loan.

“Eligible Mortgage Loan” shall mean a Mortgage Loan that meets the Eligibility Criteria.

"Environmental Laws" shall mean all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

"Environmental Liabilities" shall mean all liabilities (including costs of Remedial Actions, natural resource damages and costs, fines, penalties, indemnities and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against the Borrower or Newtek as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior to or after the date hereof.

"ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean, collectively, the Borrower, Newtek and any Person under common control, or treated as a single employer, with the Borrower or Newtek, within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code.

"ERISA Event" shall mean any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 412 of the Tax Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Tax Code or other Requirements of Law to qualify thereunder and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“First Mortgage Loan” shall mean a Mortgage Loan that is secured by a first priority mortgage or deed of trust on real property.

“Full Payment” shall mean (a) with respect to any of the Obligations, the full, final and indefeasible payment in full, in cash and in United States dollars, of such Obligations, including all interest, fees and other charges payable in connection therewith under any of the Loan Documents, whether such interest, fees or other charges accrue or are incurred prior to or during the pendency of an insolvency or similar proceeding and whether or not any of the same are allowed or recoverable in any bankruptcy case pursuant to Section 506 of the United States Bankruptcy Code or otherwise, and (b) with respect to any Obligations that are contingent in nature, such as a right of the Agent or a Lender to indemnification by any Loan Party, the depositing of cash with the Agent in an amount equal to 100% of such Obligations or, if such Obligations are unliquidated in amount and represent a claim which has been overtly asserted (or is reasonably probable of assertion) against the Agent or a Lender and for which an indemnity has been provided by the Borrower in any of the Loan Documents, in an amount that is equal to such claim or the Agent's good faith estimate of such claim.

"GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.

"Governmental Authority" shall mean any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor(s)” shall mean those Persons described as such in Section 8 of Annex 2.

“Guaranty” shall mean any guaranty executed by a Guarantor in favor of the Agent for the benefit of the Lenders (if more than one, the “Guaranties”).

"Hazardous Material" shall mean any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

"Hedging Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and other hedging agreements (including, without limitation, all "swap agreements" as defined in 11 U.S.C. § 101).

"Indebtedness" shall mean (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), and all obligations under leases which are or should be, under GAAP, recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of letters of credit or bankers’ acceptances; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto. The amount of any guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which the Person giving such guarantee may be liable pursuant to the terms of the agreement embodying such guarantee unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such Person's maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Indemnitees” shall mean the Agent Indemnitees and the Lender Indemnitees.

“Ineligible First Mortgage Loan” means an Eligible First Mortgage Loan that ceases to meet the Eligibility Criteria.

“Ineligible Second Mortgage Loan” means an Eligible Second Mortgage Loan that ceases to meet the Eligibility Criteria.

“Lender Indemnitees” shall mean the Lenders, the Lenders' Affiliates, and all of their respective present and future officers, directors, employees, agents and attorneys.

“Lending Amount” shall mean, at any date for any Lender, the obligation of such Lender to make Loans pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender's name under the heading "Lending Amount" on the signature pages of this Agreement or the principal amount set forth in the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance. Nothing contained in this definition shall be construed to imply that any Lending Amounts are committed.

"Lending Amounts" means the aggregate principal amount of the Lending Amounts of all Lenders, the maximum amount of which on any date shall be $35,000,000.

"Lending Laws” shall mean any statute, law, regulation or ordinance issued by any Governmental Authority which pertains to any present or future business conducted by the Borrower, including, but not limited to Regulation Z of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, federal and state usury statutes, the Fair Debt Collection Practices Act, the Florida Documentary Tax Stamp statute or any other federal, state of local law or regulation, as each shall be amended from time to time.

“Lien” shall mean any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance, charge, claim, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

"Loan Documents" shall mean this Agreement, the Notes (if any), any security agreements, pledge agreements or guaranties and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing.

“Loan Party” shall mean the Borrower and all Guarantors, including, without limitation, Newtek.

“Loan Party Taxes” shall mean any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including, without limitation, income taxes, real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales, F.I.C.A. and other taxes.

"Managing Person" shall mean with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Material Adverse Effect” shall mean any act, omission, event or undertaking which, singly or together with one or more other acts, omissions, events or undertakings, could reasonably be expected to have a materially adverse effect upon (1) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower or Newtek or (2) the ability of any Loan Party to perform its obligations in a timely manner under this Agreement and the other agreements and instruments executed and delivered in connection herewith.

“Maturity Date” is defined in Section 9 of Annex 2.

"Mortgage Debtor" shall mean any Person obligated on a Mortgage Loan.

“Mortgage Loan” shall mean a loan made by the Borrower to a Person which is secured by a lien on real property.

"Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, Newtek or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Newtek” shall mean Newtek Business Services Corp., a Maryland corporation.

"Note" shall mean any promissory note evidencing a Loan.

"Obligation(s)" shall mean, without limitation, (a) all loans, advances, indebtedness, bankers' acceptances, notes, reimbursement obligations, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transaction, currency options and amounts, liquidated or unliquidated, owing by any Loan Party to the Agent, Sterling National Bank or any Agent Affiliate at any time, of each and every kind, nature and description, whether arising under this Agreement, any of the Loan Documents or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower to the Agent or any Agent Affiliate; or are due indirectly by the Borrower to the Agent or any Agent Affiliate as endorser, guarantor or other surety, or as obligor of any obligations due third persons which have been endorsed or assigned to the Agent or any Agent Affiliate, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents and (b) all loans, advances, indebtedness, bankers' acceptances, notes, reimbursement obligations, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transaction, currency options and amounts, liquidated or unliquidated, owing the Borrower to any other Lender, of each and every kind, nature and description, arising under this Agreement or any of the Loan Documents, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower the Lender; or are due indirectly by any Loan Party to the Lender as endorser, guarantor or other surety, or as obligor of any obligations due third persons which have been endorsed or assigned to the Lender, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted. Said term shall also include all interest and other charges chargeable to the Borrower or due from the Borrower to the Agent or any Agent Affiliate from time to time and all costs and expenses referred to in this Agreement.

"Organizational Documents" shall mean as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person and, in the case of a limited partnership, the certificate of limited partnership, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

"Patents" shall mean all of the following now owned or hereafter acquired by the Borrower: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country and (ii) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use or sell the inventions disclosed or claimed therein.

"PBGC" shall mean the United States Pension Benefit Guaranty Corporation and any successor thereto.

"Pension Plan" shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permit” shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Permitted Investments" shall mean:

(a)          Eligible Mortgage Loans;

(b)        “Eligible Client Advances” as defined in, and permitted under, the Revolving Loan Agreement;

(c)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case measuring within one year from the date of acquisition thereof;

(d)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor thereto, or from Moody's Investors Service, Inc. or any successor thereto;

(e)          investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000; and

(f)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Permitted Liens” shall mean (A) Liens securing the Obligations hereunder, (B) Liens for taxes not yet due and payable, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained in accordance with GAAP, (C) Liens of warehousemen and bailees for customary storage charges and fees, (D) purchase-money Liens covering solely equipment constituting capital assets owned or leased by the Borrower and the proceeds thereof and securing not more than $3,000 in purchase money Indebtedness, (E) Liens of a collecting bank on items in the course of collection arising under Section 4-208 of the Code, (F) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than capital leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation), (G) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 6.1(k) or Section 6.1(p) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings, (H) unexercised statutory or common law bankers’ and brokers’ liens and (I) Liens of landlords and mortgagees of landlords (arising by statute on fixtures and movable tangible property located on the real property leased or subleased from such landlord for amounts not yet due, that remain payable without penalty or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained in accordance with GAAP, (K) Liens in favor of the Agent, (L) Liens granted in connection with the Revolving Loan Agreement, or (M) liens that are subject to a Subordination Agreement.

"Plan" shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or Newtek or, with respect to any such plan that is subject to Section 412 of the Tax Code or Title IV of ERISA, any ERISA Affiliate.

"Person" or "party" shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

“Principal Amount Excess” shall mean, (i) in the case of an Eligible First Mortgage Loan, the amount by which the principal amount of said Eligible First Mortgage Loan exceeds $5,000,000, and (ii) in the case of an Eligible Second Mortgage Loan, the amount by which the principal amount of said Eligible Second Mortgage Loan exceeds $4,000,000.

“Pro Rata” shall mean, with respect to any Lender on any date, a percentage (expressed as a decimal, rounded to the second decimal place) arrived at by dividing the amount of the total Lending Amounts of such Lender on such date by the aggregate amount of the Lending Amounts of all Lenders on such date (regardless of whether or not any of such Lending Amounts have been terminated on or before such date).

"Property" shall mean all types of real, personal, tangible, intangible or mixed property.

“Qualified Appraisal” means, with respect to any real property encumbered by an Eligible Mortgage Loan, an appraisal of said property prepared by an MAI appraiser and in form and substance (i) required by the SBA in order to qualify said Eligible Mortgage Loan for an SBA guaranty and (ii) otherwise satisfactory to the Agent in the Agent’s sole discretion.

“Referenced Mortgage Loan” shall mean an Eligible Mortgage Loan offered by the Borrower as Collateral for a Loan.

"Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

"Remedial Action" shall mean all actions required by applicable Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement First Mortgage Loan” shall mean an Eligible First Mortgage Loan that has been assigned to Agent pursuant to Section 4.18 hereof.

“Replacement Second Mortgage Loan” shall mean an Eligible Second Mortgage Loan that has been assigned to Agent pursuant to Section 4.18 hereof.

“Required Lenders” shall mean, at any date of determination thereof, Lenders (excluding any Defaulting Lender at such time) having Lending Amounts representing at least 66.7% of the aggregate Lending Amounts at such time (excluding the Lending Amounts of any Defaulting Lender at such time); provided, however, that if all of the Lending Amounts have been terminated, the term "Required Lenders" shall mean Lenders (excluding any Defaulting Lender at such time) holding Loans representing at least 50.1% of the aggregate principal amount of Loans outstanding at such time (excluding Loans held by any Defaulting Lender at such time); provided further, that at any date of determination on which there are no more than two Lenders, the term "Required Lenders" shall mean all Lenders on such date.

"Requirements of Law" shall mean, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Restricted Payment" shall mean, as to any Person, any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any shares of any class of equity securities of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares or any option, warrant or other right to acquire any such shares.

“Revolving Loan Agreement” shall mean that certain Loan and Security Agreement, dated as of February 28, 2011 (as the same may be amended, extended, supplemented, modified and restated from time to time) by and among the Borrower, the lenders party thereto, and Sterling National Bank, as agent.

“SBA” shall mean the United States Small Business Administration.

“SBIC Subsidiary” means any Subsidiary that is licensed by the SBA as a “Small Business Investment Company.”

“Second Mortgage Loan” shall mean a Mortgage Loan that is secured by a second priority mortgage or deed of trust on real property

"Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

"Stock" shall mean all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Subordination Agreement” shall mean a subordination agreement satisfactory in form and substance to the Agent and executed by a subordinated creditor in favor of the Agent (if more than one, the “Subordination Agreements”).

"Subsidiary" shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise indicated, references to a "Subsidiary" mean a Subsidiary of the Borrower.

"Tax Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Title IV Plan” shall mean a Pension Plan or Plan.

"Trademarks" shall mean all of the following now owned or hereafter acquired by the Borrower: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

"Transactions" shall mean (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the making of the Loans and (c) the use of the proceeds of the Loans.

"Voting Stock" shall mean Stock of any Person having ordinary power to vote in the Managing Persons or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wall Street Journal Prime Rate” shall mean the highest rate published from time to time by the Wall Street Journal as the “prime rate,” or, in the event the Wall Street Journal ceases publication of the prime rate, the base, reference or other rate then designated by the Agent, in its sole and absolute discretion, for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

Accounting Terms and Principles and GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of this unless the Borrower and the Agent agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Agreement, certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Annex, Schedule, Article, Section or clause refer to the appropriate Exhibit, Annex or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless not undertaken in accordance with the terms thereof, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

Code Terms All terms which are not defined herein but which are defined in the Code shall have the meanings given to them in the applicable Code.

Interpretation and Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term "property," which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms "herein," "hereof" and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including." In any other case, the term "including" when used in any Loan Document means "including without limitation." The term "documents" means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term "incur" means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms "incurrence" and "incurred" and similar derivatives shall have correlative meanings.

ANNEX 2

SCHEDULE OF FACILITY INFORMATION

1.	Interest Rate (Section 1.3(a))

In the case of all Obligations, including Loans, a rate per annum equal to the Wall Street Journal Prime Rate; provided, however, if an Event of Default shall have occurred and be continuing, the rate per annum shall be the Wall Street Journal Prime Rate plus three percent (3%) during the continuance of said Event of Default.

2.	Inspections (Sections 2.6 and 4.2)

Frequency: Provided that no Event of Default has occurred, (i) field examinations and Collateral audits and analyses will not be conducted more than three (3) times in any twelve-month period at the Borrower’s expense and (ii) additional field examinations and Collateral audits and analyses may be conducted at the Lenders’ expense. After the occurrence and during the continuance of an Event of Default, there shall be no limit on the number of field examinations and Collateral audits and analyses that may be conducted at the Borrower’s expense.

Cost: $1,000 per day plus out-of-pocket expenses if such auditor is an employee of Agent. Actual costs plus out-of-pocket expenses if such auditor is retained by the Agent.

3.	Financial Statements (Section 3.12)

Consolidated balance sheet and statements of income, stockholders' equity and cash flows of each of the Borrower and Newtek (i) as of and for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014, in each case audited with an unqualified opinion), reviewed by Cohn Reznick LP, McGladrey LLP or other independent certified public accountants of recognized standing selected by the Borrower and reasonably acceptable to the Agent, as the case may be, each independent certified public accountants (the "Financial Statements") and (ii) as of and for the fiscal quarter ended March 31, 2015, certified by the chief financial officer of the Borrower.

4.	Operating and Deposit Accounts (Section 4.8)

The Borrower shall maintain with the Agent at all times non-interest bearing deposits (the “Security Deposit”) having net collected balances (including any cash collateral provided by Newtek to secure the Guaranty and then-maintained with the Agent), equal to at least the greater of (i) $1,000,000 and (ii) 10% of the outstanding principal balance of all Loans. In the event that, at any time during a fiscal quarter of the Borrower, said deposits do not equal said minimum amount, then the Borrower shall pay to the Agent, for the benefit of the Lenders, a fee equal to one-eighth of one percent (0.125%) of the highest principal balance of all Loans outstanding at any time during such fiscal quarter within fifteen (15) days after the end of said fiscal quarter.

5.	Reserved

6.	Reserved

7.	Reserved

8.	Guarantor(s)

Newtek Business Services Corp.

9.	Maturity Date:

August 26, 2018. Without modifying, limiting or waiving the provisions of Section 1.1 in any way, the Lenders may, in their sole and absolute discretion, give the Borrower not less than six months’ notice prior to terminating the making of Loans hereunder effective as of the first or second anniversary hereof.

10.	Maximum Facility Amount

$35,000,000.00 (thirty five million dollars); provided that such amount shall from time to time be reduced dollar-for-dollar by the amount by which $20,000,000.00 (twenty million dollars) exceeds the portion of the facility participated to one or more participants.

11.	Reserved

12.	Fees

(a)	Closing Fee. The Borrower shall pay to the Agent, for the benefit of the Lenders, a closing fee equal to one percent of the Maximum Facility Amount. It is acknowledged that, at the time of execution and delivery of the Original Loan Agreement, the sum of $150,000 was paid to the Agent. The Borrower shall pay the balance of the closing fee, namely, $200,000, upon execution and delivery of this Agreement. The entire closing fee shall be deemed fully earned upon execution of this Agreement by the Borrower. Such fee shall be in addition to, and not in substitution for, all costs and expenses payable by the Borrower under the Loan Documents.

(b)	Unused Line Fee. The Borrower shall pay to the Agent, for the benefit of the Lenders, monthly in arrears, on the first day of each month, an unused line fee, chargeable to the Borrower’s Loan Account, equal to 25 basis points (0.25%) per annum of the daily average amount by which the Maximum Facility Amount exceeds the outstanding principal balance of the Loans.

(c)	Reserved.

(d)	Reserved

(e)	Termination Fee. If the Borrower shall terminate this Agreement for any reason other than as a result of a material breach of this Agreement by the Agent or any of the Lenders or the Obligations hereunder shall be accelerated following an Event of Default, in each case, prior to the Maturity Date, the Borrower shall pay to the Agent, for the benefit of the Lenders, an early termination fee in an amount equal to the applicable "Required Percentage" (as set forth below) multiplied by the Maximum Facility Amount as of the time of the termination triggering the Termination Fee. For purposes hereof, the “Required Percentage” shall mean (a) one-half of one percent (0.5%) if this Agreement terminates at any time on or before the first anniversary hereof and (b) one-quarter of one percent (0.25%) if this Agreement terminates at any time after the first anniversary hereof but on or before the second anniversary hereof.

13.	Reporting

The Borrower will furnish to the Agent and each Lender:

(a)	as soon as available to the Borrower, but in any event within ninety (90) days after the close of each fiscal year, the audited consolidated balance sheet of the Borrower and its Subsidiaries, as well as the audited consolidated balance sheet of Newtek and its Subsidiaries, and the respective related statements of income, stockholders' or owners' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit), prepared by Cohn Reznick LP, McGladrey LLP or other independent certified public accountants of recognized standing selected by the Borrower and reasonably acceptable to the Agent and stating that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower, Newtek, and their respective consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that solely with respect to Newtek (and not the Borrower), the requirements with respect to the delivery of information set forth in this paragraph shall be deemed to be satisfied by delivery to the Agent and each Lender of a copy of Newtek’s filed Form 10-K (or any successor or comparable forms) with the Securities and Exchange Commission (or any successor thereto) (the “SEC”) as at the end of and for any applicable fiscal year;

(b)	as soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of the Borrower’s and Newtek's fiscal year, the Borrower’s and Newtek’s consolidated balance sheet and related statements of income, stockholders' or owners' equity and cash flows as of the end of and for such fiscal quarter and the portion of the fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, certified by the chief financial officer of the Borrower and Newtek as presenting fairly in all material respects the financial condition and results of operations of the Borrower and Newtek and their respective Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes; provided that solely with respect to Newtek (and not the Borrower), the requirements with respect to the delivery of information set forth in this paragraph shall be deemed to be satisfied by delivery to the Agent and each Lender of a copy of Newtek’s filed Form 10-Q (or any successor or comparable forms) with the SEC as at the end of and for any applicable fiscal quarter;

(c)	as soon as available to the Borrower, but in any event within thirty (30) days after the end of each calendar month, its consolidated balance sheet and related statements of income, stockholders' or owners' equity and cash flows as of the end of and for such month and the portion of the fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, certified by the chief financial officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)	concurrently with any delivery of financial statements under clauses (a), (b) and (c) above, a certificate of the chief financial officer of the Borrower in a form mutually acceptable to the Agent and the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants set forth in Section 14 of this Annex and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.12 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)	upon Lender’s reasonable request, access to the Borrower’s records, including, without limitation, a list of the then-effective access codes to the Borrower’s computerized files containing information regarding the Collateral;

(f)	together with each delivery of financial statements pursuant to clause (a) above, a discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for the fiscal year covered by such financial statements and discussing the reasons for any significant variations from the projections referred to in paragraph (g), below, for such fiscal year;

(g)	within ninety (90) days after the close of each fiscal year, a projected consolidated balance sheet and related statements of income, stockholders' or owners' equity and cash flows of the Borrower and its consolidated Subsidiaries, as of the end of such period and for the current fiscal year, giving effect to projected Loans and representing the Borrower's good faith estimate of its and its consolidated Subsidiaries' future financial performance and prepared on the basis of assumptions believed by the Borrower to be fair and reasonable in light of current business conditions at the time such projections are prepared (which assumptions shall be set forth therein;

(h)	as soon as available to the Borrower, but in any event within thirty (30) days after the end of each calendar month, (A) a detailed aging of all Mortgage Loans, clearly designating as such each Mortgage Loan that is an Eligible First Mortgage Loan as of the end of said month, each Mortgage Loan that is an Eligible Second Mortgage Loan as of the end of said month, and all Ineligible First Mortgage Loans and Ineligible Second Mortgage Loans, together with (B) a Borrowing Base Certificate dated as of the end of said month setting forth detailed calculations showing compliance with the financial covenants set forth in section 14, below;

(i)	reserved;

(j)	reserved;

(k)	as soon as available, but not later than thirty (30) days after the filing of same with the Internal Revenue Service or analogous state Governmental Authority, a copy of the federal and state income tax returns of the Borrower for the most recently completed tax year, together with all schedules and supporting documentation, all in the form filed with the Internal Revenue Service or such analogous state Governmental Authority and, in the event the Borrower shall file an application for extension of the time to file an income tax return with respect to any such tax return, the Borrower agrees to furnish to the Agent and each Lender a copy of same, not later than thirty (30) days after such application for an extension is filed;

(l)	reserved;

(m)	as soon as available to the Borrower, but in any event within five (5) days after receipt by the Borrower, a copy of any "management letter" provided to the Borrower by its accountants; and

(n)	promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Agent may reasonably request.

14.	Financial Covenants

Definitions. The following definitions shall apply to this Section of this Annex:

“Eligible Mortgage Loan Ratio” shall mean, as of any date of determination, the ratio of:

(i) the sum of 90% of the outstanding principal amount of (A) all First Mortgage Loans that are Eligible First Mortgage Loans as of said date, plus (B) all Second Mortgage Loans that are Eligible Second Mortgage Loans as of said date, plus (C) all Replacement First Mortgage Loans as of said date, plus (D) all Replacement Second Mortgage Loans as of said date, plus (E) cash collateral deposited with the Agent pursuant to Section 4.18 hereof; to

(ii) Outstanding principal balance of Loans made to the Borrower as of such date.

“Guarantor Cash Collateral” shall mean any cash deposited by Guarantor with Agent from time to time as collateral security for the Borrower’s obligations under this Agreement.

“Guarantor Minimum Asset Coverage Ratio” shall mean, at any time, the ratio, determined at such time on the basis of Guarantor’s books and records in accordance with GAAP on a consolidated basis for the Guarantor, and in each case as determined pursuant to the Investment Company Act and any orders of the SEC issued to or with respect to Guarantor thereunder (including any exemptive relief granted by the SEC with respect to the indebtedness of any SBIC Subsidiary) of:

(a)          the value of total assets of the Guarantor, less all liabilities and indebtedness not represented by senior securities; to

(b)          the aggregate amount of senior securities representing consolidated indebtedness of Guarantor determined in accordance with GAAP and pursuant to the Investment Company Act and any orders of the SEC issued to or with respect to Guarantor thereunder (including any exemptive relief granted by the SEC with respect to the indebtedness of any SBIC Subsidiary).

"Indebtedness" shall mean (A) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss; (B) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof; (C) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (D) obligations and liabilities directly or indirectly guaranteed by such Person; (E) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (F) all obligations of such Person in respect of bankers’ acceptance; (G) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit; and (H) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto.

"Intangible Assets" shall mean, as of the date of determination thereof, assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

“Leverage Ratio” shall mean the ratio as of (i) Total Debt (other than Subordinated Indebtedness) as of such date to (ii) Tangible Net Worth as of such date.

“Newtek Tangible Net Worth” shall mean, as of any date of determination, total equity less (i) intangible assets (net of accumulated amortization) and (ii) goodwill.

"Subordinated Indebtedness" shall mean, as of the date of determination thereof, all Indebtedness (including accrued but unpaid interest thereon) which has been subordinated in writing to the Obligations on terms and conditions acceptable to the Agent.

"Tangible Net Worth" shall mean, as of the date of determination thereof, (a) the sum of (i) Subordinated Indebtedness plus (ii) the amount of the Guarantor Cash Collateral plus (iii) Total Assets, excluding all Intangible Assets (other than deferred financing) and all obligations owed from Affiliates or any employee, officer or owner of the Borrower, (b) less Total Liabilities other than Subordinated Indebtedness.

“Target TNW Amount” shall mean, as to the Borrower: $2,250,000 as of the date the first Loan is made; and $4,750,000 at all times after the aggregate original principal amount of all Loans under this Agreement equals or exceeds $7,000,000 (whether or not, at any time thereafter, said aggregate principal amount is reduced below $7,000,000 pursuant to repayments of Loans).

“Total Assets” shall mean, as of the date of determination thereof, the total assets of the Borrower which would be classified in accordance with GAAP as assets on a balance sheet or to which reference should be made in footnotes thereto, all calculated with respect to the Borrower.

“Total Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower or Guarantor, as applicable.

"Total Liabilities" shall mean, as of the date of determination thereof, the total liabilities and obligations of the Borrower which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in footnotes thereto, all calculated with respect to the Borrower.

Financial Covenants.

(a)         The Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the following financial covenants:

(i)           Leverage Ratio. The Borrower shall not permit the Leverage Ratio to be greater than 7.00 to 1.00 at any time, which shall be tested as of the end of each calendar month.

(ii)         Tangible Net Worth. The Borrower shall not permit its Tangible Net Worth to be less than the Target TNW Amount at any time after the first Loan is funded.

(iii)        Eligible Mortgage Loan Ratio. The Borrower shall maintain an Eligible Mortgage Loan Ratio of at least 1.00 to 1.00

(b)         Newtek will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the following financial covenants:

(i)          Guarantor Minimum Asset Coverage Ratio. Newtek shall not permit the Guarantor Minimum Asset Coverage Ratio to be less than 2.00 to 1.00 as of the end of any fiscal quarter, or any more restrictive ratio required to maintain the status of the Guarantor as a qualified “business development corporation.”

(ii)         Net Loss. Newtek shall (i) as of the end of each of the first three fiscal quarters of each fiscal year, suffer no loss in excess of $50,000 in the aggregate for the then-elapsed portion of such fiscal year and (ii) suffer no after-tax loss as of and for the end of each fiscal year, in each case as determined in accordance with GAAP.